UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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BLUCORA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To My Fellow Shareholders,

Positive change is underway at Blucora, which made my decision to join the Company in April 2016 an easy one. I have the opportunity to lead a mission-driven company, with strong teams in place that are focused on taking the steps necessary to capture the compelling growth opportunity that is ahead for the new Blucora. It’s exciting to be a part of a company that is so incredibly committed to doing everything possible to assist those that depend upon us in the markets we serve.

2015 marked an important and transformational year for Blucora. In the last 12 months, we took critical first steps towards a strategic transformation to a technology-enabled financial solutions company. We are confident that this transformation will enable us to drive long-term value. Notable achievements during 2015 include:

•	Increasing full year 2015 pro forma consolidated revenue by 7% year over year, and adjusted EBITDA by 9% year over year

•	Posting a 13% increase in TaxAct revenue and a 15% increase in segment income for 2015, marking the fourth consecutive year of double-digit top and bottom line growth

•	Launching a differentiated pricing model and refreshed packaging for TaxAct during the off-season, consistent with our strategy to remain competitive and deliver high-quality customer solutions

•	Completing the acquisition of HD Vest, which reported a 5% year over year increase in revenue and a 7% year over year increase in income for 2015

•	Commencing the divestiture process of Infospace and Monoprice

With these strategic initiatives underway, our team will be able to focus on creating an even stronger Blucora. TaxACT and HD Vest operate at the intersection of tax preparation and financial planning, and our new competitive advantage lies in the unique combination of these businesses. With our acquisition of HD Vest, we are well positioned to leverage the strong secular growth trends in technology driven tax and investment advisory services through our newly re-positioned company.

Through the market adjacency of TaxACT and HD Vest, we expanded our footprints across consumer tax and tax professional segments. Our combination of high quality businesses in attractive markets led by experienced management teams will enable Blucora to deliver on the key metric of shareholder returns. As we move forward into 2016 and beyond, I expect Blucora will become a more predictable and simplified business, with highly recurring revenue, strong growth prospects, and an attractive financial profile. Additionally, the free cash flow generated from operations and the proceeds from the expected Infospace and Monoprice divestitures will allow the company to aggressively de-lever in 2016.

Our top priority is enhancing value for our shareholders. Blucora is committed to delivering reliable financial performance through the generation of attractive returns. We believe performance of this caliber over the long haul will be achieved by executing on our six pillars of growth:

1.	Customer-first: We engage customers, clients and advisors with confidence, integrity, pride and passion, which drives growth through earning their loyalty.

2.	One Company: We have one culture across our businesses, and we actively leverage strengths across the company.

3.	Strategic clarity: We know where we play and how we win.

4.	Operating excellence: We execute with excellence, everywhere and always.

5.	Always innovating: We are driven to do better, so we innovate across all aspects of our business.

6.	Financial discipline: We are owners and responsible stewards of our financial resources.

Our values are more than just a pledge to excellence. They are a core set of principles that each of our more than 500 employees share. These values are essential to Blucora’s continued growth and will remain a cornerstone of our future success.

Our accomplishments in 2015 would not have been possible without our talented employees whose dedication, resilience and talent made us a stronger business. I want to personally thank each and every employee at Blucora for your contributions and extend a warm welcome to the team members, advisors and clients of HD Vest.

I am honored and humbled to be entrusted with serving Blucora’s customers, clients, advisors and shareholders at this important time. We look forward to updating you on our progress. I am confident the best is yet to come.

Sincerely,

John S. Clendening

BLUCORA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 24, 2016

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of Blucora, Inc., a Delaware corporation (“Company”), will be held on May 24, 2016, at 2:00 p.m. The meeting will be held in the large conference room on the 2nd floor of the Plaza Center Building, located at 10900 NE 8th Street, Bellevue, Washington 98004, for the following purposes:

1.	To elect the three Class II directors nominated by the Board of Directors of the Company;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2016;

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

4.	To approve the Blucora, Inc. 2015 Incentive Plan, as amended and restated (the “Plan”) to increase the number of shares of Blucora, Inc. common stock issuable under that Plan by 3,400,000 shares;

5.	To approve the Blucora, Inc. 2016 Employee Stock Purchase Plan; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 28, 2016 as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.

All stockholders are cordially invited to attend the meeting in person. However, to save the expense of additional solicitation, you are urged to vote online, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction card as promptly as possible. For specific instructions regarding voting online, by telephone, or by mail, please see the enclosed proxy card or voting instruction card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

By Order of the Board of Directors,

Mark A. Finkelstein

Chief Legal & Administrative Officer

and Secretary

Bellevue, Washington

April 25, 2016

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,

PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE IN ACCORDANCE

WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 24, 2016: This Notice of Annual Meeting and Proxy Statement and the 2015 Annual Report are available at www.proxyvote.com.

BLUCORA, INC.

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

The Board of Directors of Blucora, Inc. (“Blucora” or the “Company”) is soliciting proxies for the 2016 annual meeting of stockholders and any adjournment or postponement of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The annual meeting will be held on May 24, 2016, at 2:00 p.m., in the large conference room on the 2nd floor of the Plaza Center Building, at 10900 NE 8th Street, Bellevue, Washington 98004. All proxies are solicited for the purposes set forth herein and in the notice of annual meeting of stockholders that accompanies this Proxy Statement. Proxy materials, which include the Proxy Statement, form of proxy, and 2015 Annual Report to Stockholders, will be sent on or about April 25, 2016 to Stockholders of Record (as defined below).

Stockholders of Record and beneficial owners may access the form of proxy on the Internet by following the instructions on the proxy card or voting instruction card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card or voting instruction card, to execute a proxy.

This solicitation of proxies is made on behalf of the Company, and it will pay for all related costs. The Company has engaged Georgeson, Inc. to assist in the solicitation of proxies, and we anticipate that the costs associated with this engagement will be approximately $9,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone.

The Company does not expect any matters other than those described in the Proxy Statement to come before the annual meeting. The accompanying proxy card confers on the persons named as proxies the authority to vote the shares represented by such proxy in their discretion on any other matters that may properly come before the annual meeting.

Discretionary Voting by Brokers

If you hold your shares in an account with a broker, bank, or other nominee (this is called “Street Name”), it is important that you instruct your broker, bank, or other nominee to cast your vote if you want it to count in the election of directors (Proposal One), in the advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal Three), in the vote to approve the Blucora, Inc. 2015 Incentive Plan, as amended and restated, to increase the shares of Blucora, Inc., common stock issuable under that Plan by 3,400,000 shares (Proposal Four); or the vote to approve the Blucora, Inc. 2016 Employee Stock Purchase Plan (Proposal 5). If you hold your shares in Street Name your shares will not be voted on these proposals unless you instruct your broker, bank, or other nominee how to vote. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker, bank, or other nominee will not have discretionary authority to vote your shares. The only proposal for which brokers and banks have discretionary authority is the ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two).

Questions and Answers

Q:	Who is entitled to vote?

A:	All stockholders who owned Blucora common stock at the close of business on the record date of March 28, 2016 (“Stockholders of Record”) are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the meeting to be voted on.

On the record date, 41,215,806 shares of our common stock were outstanding and entitled to vote, and shares were held of record by 439 stockholders. If, as of the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered the Stockholder of Record with respect to those shares. The number of holders of record does not include beneficial owners of our common stock who hold their shares in Street Name.

Q:	How many votes do you need at the meeting to transact business?

A:	A quorum must be present in order for business to be conducted at the Annual Meeting. A majority of Blucora’s outstanding shares entitled to vote, present in person or represented by proxy at the meeting, constitutes a quorum. In addition to shares that are voted on any matter, abstentions and broker non-votes will be considered present at the meeting for purposes of establishing a quorum.

Q:	What proposals will be voted on at the meeting?

A:	There are five proposals scheduled to be voted on at the meeting:

Proposal One: Election of the three Class II directors nominated by the Board of Directors of the Company;

Proposal Two: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016;

Proposal Three: Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

Proposal Four: Approval of the Blucora, Inc. 2015 Incentive Plan as amended and restated to increase the number of shares of Blucora, Inc. common stock issuable under that Plan by 3,400,000 shares; and

Proposal Five: Approval of the Blucora, Inc. 2016 Employee Stock Purchase Plan.

Q:	What are the voting options for each proposal?

A:	In the election of directors (Proposal One), you may vote “FOR” each of the nominees or you may indicate that your vote is to be “WITHHELD” with respect to any nominee. On the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two), the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (Proposal Three), the approval of the Blucora, Inc. 2015 Incentive Plan as amended and restated (Proposal Four), and the approval of the Blucora, Inc. 2016 Employee Stock Purchase Plan (Proposal Five), you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Q:	What are the Company’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares “FOR” each nominee to the Board of Directors listed in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as Blucora’s independent registered public accounting firm, “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, “FOR” the approval of the Blucora, Inc. 2015 Incentive Plan as amended and restated, and “FOR” the approval of the Blucora, Inc. 2016 Employee Stock Purchase Plan.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors (Proposal One), the three nominees to the Board of Directors of the Company who receive the greatest number of “FOR” votes from shares present and entitled to vote at the meeting will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two) requires the affirmative “FOR” vote of a majority of the votes cast at the meeting with respect to such proposal in order for it to be approved. Abstentions will have no effect on the outcome of the vote.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (Proposal Three), requires the affirmative “FOR” vote of a majority of the votes cast at the meeting with respect to such proposal in order for it to be approved. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The approval of the Blucora, Inc. 2015 Incentive Plan as amended and restated (Proposal Four) requires the affirmative “FOR” vote of a majority of the votes cast at the meeting with respect to such proposal in order for it to be approved. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The approval of the Blucora, Inc. 2016 Employee Stock Purchase Plan (Proposal Five) requires the affirmative “FOR” vote of a majority of the votes cast at the meeting with respect to such proposal in order for it to be approved. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A:	If you provide specific voting instructions (either on your proxy card or to your broker, bank, or other nominee), your shares will be voted as you have instructed. If you are a Stockholder of Record, execute the proxy card, and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in Street Name and do not provide voting instructions, your broker, bank or other nominee will have discretionary authority to vote such shares ONLY on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two) and your shares will not be voted or counted on any of the other proposals.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a Stockholder of Record or beneficially through a broker, bank, or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in Street Name, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For Stockholders of Record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian, or other representative, please print your full name and title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held through a broker, bank, or other nominee, by following the voting instruction card included by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope.

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the Stockholder of Record may be voted in person at the meeting. If you hold your shares in Street Name, and you wish to vote at the meeting, you must present a legal proxy from your broker, bank or other nominee in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting. If you hold your shares in Street Name, please also bring your proof of beneficial ownership from your bank, broker, or other nominee, such as a brokerage statement. Even if you currently plan to attend the annual meeting, the Company recommends that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I change my vote?

A:	If you are a Stockholder of Record, you may change your vote by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

If you are a Street Name holder, you should contact your broker, bank, or other nominee prior to the time such voting instructions are exercised. In general, Street Name holders may change their vote at any time prior to 11:59 p.m. on the day before the meeting date.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the meeting, which will be filed with the Securities and Exchange Commission and will also be available at www.blucora.com. If final results are not available within four business days of the end of the meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q:	Is a list of registered stockholders available?

A:	The Company’s list of stockholders as of March 28, 2016 will be available for inspection for 10 days prior to the 2016 annual meeting and at the annual meeting for any purpose germane to the meeting. If you want to inspect the stockholder list, please call the office of the Chief Legal & Administrative Officer at (425) 201-6100 to schedule an appointment.

“Householding” of Proxy Materials

The Company has adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, Stockholders of Record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. The Company believes this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other Stockholders of Record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2015 or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Street Name holders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Company’s Board of Directors (the “Board of Directors” or the “Board”) has set the size of the Board at nine members. Each director is assigned to one of three classes, with members in each class serving staggered three-year terms. A director serves in office until his or her successor is duly elected and qualified unless the director resigns, dies, or is unable to serve in the capacity of director due to disability or other cause. If a director resigns or is otherwise unable to serve before the end of his or her term, the Board may appoint a director to fill the remainder of that term, reduce the size of the Board, or leave the position vacant.

Nominees for Directors

Three directors are nominated for election at the 2016 annual meeting of stockholders. David H.S. Chung, Steven W. Hooper and Christopher W. Walters are nominated for election as Class II directors with three-year terms ending in 2019. For further information on the director nominees, see “Information Regarding the Board of Directors and Committees” below. For further information on the process of director nominations and criteria for selection of director nominees, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees listed in this Proxy Statement. The director nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected by stockholders. In the event that any nominee to the Board of Directors is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board of Directors or maintain such vacancy.

If a quorum is present, the three nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement and on the proxy card or the voting instruction card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED HEREIN.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016 and recommends that stockholders vote “FOR” ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing the independent registered public accounting firm in the future. Even if you ratify the appointment of Ernst & Young LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

Ernst & Young LLP was initially appointed by the Audit Committee in March 2012. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act, the Company is asking stockholders to approve, on an advisory basis, the compensation of the Company’s executive officers named below in “Compensation of Named Executive Officers” (the “Named Executive Officers”).

The Board recommends a vote FOR the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers of Blucora, Inc., as disclosed in the Company’s Proxy Statement for the 2016 annual meeting of stockholders, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Proxy Statement.”

This vote is nonbinding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The compensation of the Named Executive Officers is described in detail under “Compensation Discussion and Analysis and “Compensation of Named Executive Officers.” Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Company holds advisory votes on Named Executive Officer compensation on an annual basis, and the next such vote will be at the 2017 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR

APPROVAL OF THE BLUCORA, INC.

2015 INCENTIVE PLAN AS AMENDED AND RESTATED

We are asking stockholders to approve our 2015 Incentive Plan (the “Plan”) as amended and restated to increase the number of shares of Blucora, Inc. common stock issuable under the Plan by 3,400,000 to 10,383,767. In addition to the increase in the Plan share reserve, the amended and restated Plan includes a minimum vesting requirement of 12 months and provides that the Committee will not permit the discretionary acceleration of vesting of Awards. The Plan was adopted by the Board in April 2015 upon the recommendation of the Compensation Committee, and was approved by the stockholders and became effective on May 28, 2015.

Background and Reasons for the Proposal

The Board and the Compensation Committee believe that to enhance long-term stockholder value, we need to maintain competitive employee compensation, incentive, and retention programs. Providing employees and other key contributors an equity stake in our success is a vital component of these programs. The Board and Compensation Committee further believe that the number of shares of common stock currently available under the Plan is insufficient to meet our current and future equity compensation needs, particularly in light of our acquisition of HD Vest and our recent hire of a new President and Chief Executive Officer. Stockholder approval of the Plan as amended and restated is intended to ensure that we have sufficient shares available to attract and retain employees and to further our growth and development. For a discussion of awards under the Plan as components of our executive compensation program, please refer to the “Compensation Discussion and Analysis” section below.

Highlights of the Plan

The Plan, as amended and restated, includes several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

Fungible share pool.    Shares issued as restricted stock units and other full-value awards count as 2.0 shares against the number of shares authorized for issuance under the Plan.

No recycling of shares or “liberal share counting” practices.    Shares tendered to us or retained by us in the exercise or settlement of an award or for tax withholding may not become available again for issuance under the Plan. In addition, the gross shares subject to a stock appreciation right (SAR) award and not the net number of shares actually issued upon exercise counts against our plan reserve.

Minimum Vesting Requirements.     No Awards will vest prior to one-year from grant (subject to a 5% carve-out as described below).

Acceleration Restriction.     The Committee will not permit the discretionary acceleration of vesting of Awards (subject to certain carve-outs as described below).

No automatic share replenishment or “evergreen” provision.    There is no evergreen feature pursuant to which the shares authorized for issuance under the Plan can be automatically replenished.

Double-trigger change in control vesting.    Awards assumed by a successor company in connection with a change in control will not automatically vest and pay out solely as a result of the change in control.

No liberal change in control definition.    Change in control benefits are triggered only by the occurrence, rather than stockholder approval, of a merger or other change in control event.

No discounted stock options or SARs.    All stock options and SARs must be issued with an exercise or grant price at fair market value.

No repricing without stockholder approval.    Repricing or other exchanges or buyouts of stock options and SARs are prohibited without prior stockholder approval.

Awards subject to clawback.    Awards under the Plan are subject to recoupment as provided in the clawback policy adopted by the Company, which is more fully described on page 17 of this Proxy Statement.

Seven-year term for stock options and SARs.    Stock option and SARs have a maximum term of seven years.

No dividends on stock options or SARs or unearned performance awards.    No dividends or dividend equivalents accrue on stock options or SARs or on performance-based awards before they are earned.

Limit on non-employee director awards.    The Plan establishes an amount of shares that may be granted to any non-employee director in any calendar year.

No tax gross ups.    The Plan does not provide for the gross-up of any excise tax liability on Plan awards.

No reload options.    The Plan does not provide for the grant of reload stock options.

Background for Requested Share Authorization

The Plan currently authorizes the issuance of 6,252,940 shares. If the Plan as amended and restated is approved, the number of shares of our common stock authorized for grant under the Plan will be equal to the sum of up to (i) 10,383,767 shares authorized under the Plan, as amended and restated plus (ii) the potential to recapture the number of shares subject to awards granted under the 1996 Plan that were outstanding as of the effective date of the Plan and subsequently expire, terminate, or are otherwise surrendered, canceled, or forfeited (730,827 shares as of April 4, 2016). As of April 4, 2016, we had the following:

Total shares underlying outstanding options	9,338,780
Weighted-average exercise price of outstanding options	$11.3194
Weighted-average remaining contractual life of outstanding options	5.37 years
Total shares underlying outstanding unvested restricted stock units	1,905,857
Total shares available for grant under the Plan	912,739
Total shares available for grant under the 2016 Equity Inducement Plan	11,793
Total shares available for grant under all active equity plans	924,532

In setting the number of shares authorized for issuance under the Plan as amended and restated, the Compensation Committee and the Board considered the number of outstanding equity awards and shares currently available for grant under the Plan, our historical granting practices and resulting burn rate, the level of potential dilution that will result from adoption of the Plan as amended and restated, our recent adoption of the 2016 Equity Inducement Plan (the “Inducement Plan”) in connection with our acquisition of HD Vest, our recent hire of a new President and Chief Executive Officer, and the adoption of a new Employee Stock Purchase Plan as outlined elsewhere in this Proxy Statement.

In 2013, 2014 and 2015, the Company granted equity awards representing a total of approximately 1,687,863, 2,020,440, and 2,632,102 shares, respectively, as follows:

	2013	2014	2015
Stock options granted	912,237	1,483,486	1,794,763
Restricted stock units granted / performance stock units earned	775,626	536,954	837,419
Weighted-average common stock outstanding during the year	41,201,000	41,396,000	40,959,000
Gross burn rate (unadjusted)	4.1%	4.88%	6.43%
Gross burn rate (adjusted)[1]	5.98%	6.18%	8.47%

(1)	For the purposes of calculating Gross Burn Rate (adjusted), RSU grants and earned performance shares are converted to option equivalents at a 2/1 ratio based on the Company’s stock price volatility.

Our three-year average annual gross burn rate for the period from January 1, 2013 through December 31, 2015 was 5.13% on an adjusted basis and 6.88% on an unadjusted basis.

Based on a review of the Company’s historical practice, the recent trading price of our common stock, and advice from its independent compensation consultant, Compensia, the Compensation Committee and the Board currently believe the amounts authorized for issuance under the Plan as amended and restated will be sufficient to cover awards for at least one year. Our future burn rate will depend on a number of factors, including the number of participants in the Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, changes in the compensation practices of our competitors, or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.

The closing sale price of a share of our common stock on the NASDAQ Global Select Market (“NASDAQ”) on April 4, 2016 was $4.98 per share.

Summary of the Plan

A copy of the complete text of the Plan as amended and restated is attached to this Proxy Statement as Appendix A. The following description of the Plan is a summary of certain provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan, which is incorporated herein by reference.

Purpose

The purpose of the Plan is to attract, retain, and motivate employees, officers, directors, consultants, agents, advisors, and independent contractors of the Company and its related companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

Administration

The Plan is administered by the Board or the Board’s Compensation Committee, which must be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Code. The Board may delegate concurrent administration of the Plan to different committees consisting of one or more members of the Board in accordance with the Plan’s terms. In addition, the Board or the Compensation Committee may delegate granting authority to one or more officers of the Company in accordance with the Plan’s terms. References to the “Committee” in this plan description are, as applicable, to the Board or the Compensation Committee, or other committee or officers authorized to administer the Plan.

The Committee is authorized to select the individuals to be granted awards, the types of awards to be granted, the number of shares to be subject to awards, and the other terms, conditions, and provisions of such awards, as well as to interpret and administer the Plan and any award or agreement entered into under the Plan.

Eligibility

Awards may be granted under the Plan to employees, officers, directors, consultants, agents, advisors, and independent contractors of the Company and its related companies selected by the Committee. As of April 4, 2016, approximately 665 people were eligible to receive grants under the Plan.

Number of Share; Limitations

Subject to adjustment as provided in the Plan, the number of shares of common stock initially authorized for issuance under the Plan was 5,000,000 shares. Approval of Proposal Four would increase the maximum aggregate amount issuable under the Plan to 8,400,000 by adding 3,400,000 to the number of shares available for future grant. In addition, as of the date of stockholder approval of the Plan, 1,252,940 shares that were available for issuance but not issued or subject to outstanding awards under the 1996 Plan became available under the Plan, and any shares subject to outstanding awards under the 1996 Plan that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares) will automatically become available for issuance under the Plan, up to an aggregate maximum of 5,600,000 shares. The shares of common stock issuable under the Plan will consist of authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

Directors who are not employees of the Company may not be granted any award or awards denominated in shares that exceed in the aggregate $700,000 in value in any fiscal year, plus an additional $700,000 in value for one-time awards to a newly appointed or elected non-employee director.

Subject to adjustment as provided in the Plan as proposed to be amended and restated, a maximum of 10,383,767 shares of common stock is available for issuance under incentive stock options.

Share Counting and Fungible Pool

If any award lapses, expires, terminates, or is canceled prior to the issuance of shares or if shares are issued under the Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will again be available for issuance under the Plan. The following shares will not become available for issuance under the Plan:

•	shares tendered by a participant as full or partial payment upon exercise of a stock option;

•	the gross number of shares subject to any grant of SARs; and

•	shares withheld by, or otherwise tendered to, the Company to satisfy a participant’s tax withholding obligations with respect to the grant, vesting, or exercise of an award.

Awards granted in assumption of or in substitution for awards previously granted by an acquired company will not reduce the number of shares authorized for issuance under the Plan.

The number of shares available for issuance under the Plan will be reduced on a one-for-one basis for any shares delivered upon the exercise or settlement of options or SARs and by 2.0 shares for every one share delivered in settlement for any awards other than options or SARs, such as restricted stock units.

Vesting/Acceleration Restrictions

Awards shall not provide for any vesting prior to at least twelve (12) months from grant. In addition, the Committee will not permit the discretionary acceleration of vesting of Awards. Notwithstanding the foregoing, the Committee may permit (i) acceleration of vesting of Awards in the event of the Participant’s death or Disability, or Change in Control and (ii) the vesting of Awards on any basis prior to twelve (12) months from grant or any acceleration of vesting of Awards representing up to an aggregate of five percent (5%) of the Shares reserved and available for grant under the Plan.

Types of Awards

The Plan permits the granting of any or all of the following types of awards:

Stock Options.    Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Committee determines when stock options are exercisable and what the term of the stock options will be, except that the term cannot exceed seven years.

In the event of termination of service with the Company or a related company, a participant will be able to exercise his or her stock option for the period of time and on the terms and conditions determined by the Committee and stated in the stock option agreement.

Stock Appreciation Rights (SARs).    The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot be more than seven years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Stock Awards, Restricted Stock, and Stock Units.    The Committee may grant awards of shares of common stock or awards designated in units of common stock. These awards may be made subject to repurchase or forfeiture restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the Company or the achievement of specified performance criteria, as determined by the Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee.

Performance Awards.    The Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock. Performance units are units valued by reference to a designated amount of property other than shares of common stock. Performance shares and performance units may be payable upon the attainment of performance criteria and other terms and conditions as established by the Committee. Performance awards may be payable in stock, cash or other property, or a combination thereof.

Other Stock or Cash-Based Awards.    The Committee may grant other incentives denominated in shares of common stock or in cash, which may be payable in shares of common stock or cash or a combination of both, subject to the terms of the Plan and any other terms and conditions determined by the Committee.

No Repricing

Without stockholder approval, the Committee is not authorized to (a) lower the exercise or grant price of an option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the Plan, such as stock splits, (b) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock or other equity award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off or similar corporate transaction or (c) take any other action that is treated as a repricing under generally accepted accounting principles.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria.    Under Section 162(m) of the Code, we are generally prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. The Compensation Committee has the flexibility to grant awards under the Plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

For awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code, the performance criteria must be set by the Compensation Committee at the start of each performance period and must be based on one or a combination of two or more of the following performance criteria as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges, or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management, or asset management metrics.

The performance goals also may be based on the achievement of specified levels of performance for the Company as a whole (or of any affiliate or business unit) under one or more of the performance criteria described above relative to the performance of other corporations.

The Compensation Committee may provide in any award of performance-based compensation that any evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary, unusual and/or nonrecurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of our periodic reports; acquisitions or divestitures; foreign exchange gains and losses; gains and losses on asset sales; and impairments.

With respect to any award intended to be performance-based compensation, the Compensation Committee must establish and administer the performance criteria in a manner that satisfies the requirements of Section 162(m) of the Code.

Adjustments.    Awards that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code may be adjusted downwards but not upwards. In addition, achievement of the applicable performance goals related to an award may not be waived, except in the case of the participant’s death or disability. Section 162(m) of the Code requires that a qualifying committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

Limitations.    Subject to certain adjustment as provided in the Plan, participants who are granted awards intended to qualify as “performance-based” compensation may not be granted awards, other than performance units, for more than 1,500,000 shares of common stock in any calendar year. However, additional one-time grants of such awards may be granted for up to 1,500,000 shares to newly hired or newly promoted individuals. The maximum dollar value payable to any participant with respect to performance units or any other awards payable in cash that are intended to qualify as “performance-based” compensation cannot exceed $3,000,000 in any calendar year.

Change in Control

Effect of Change in Control.    Under the Plan, unless the Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change in control:

If the change in control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for, or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for, or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control. Such awards will then terminate at the effective time of the change in control.

If the change in control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control. Such awards will then terminate at the effective time of the change in control.

All performance shares and performance units earned and outstanding as of the date the change in control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change in control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

The Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definitions of Change in Control and Company Transaction.    Unless the Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change in control of the Company generally means the occurrence of any of the following events:

an acquisition by any individual, entity or group of beneficial ownership of 40% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

a change in the composition of the Board during any two-year period such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

consummation of a company transaction, which is generally defined as a merger or consolidation, a sale of all of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 50% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 40% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

If we dissolve or liquidate, unless the Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Significant Operating Unit Transaction

In the event of a sale or other disposition of one of the Company’s operating units (a “Significant Operating Unit”), the Committee will have the discretion to determine the effect of such sale or disposition on grants held by employees of the Significant Operating Unit. The Committee’s options in such situation include, but are not limited to (a) arranging for the assumption of the awards by the successor company, (b) acceleration of vesting of the awards, and (c) termination of the awards in exchange for cash or other property.

Adjustment of Shares

If any change is made in the stock subject to the Plan, or subject to any award, without the receipt of consideration by us (through stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend or other change in our corporate or capital structure not involving the receipt of consideration by us), or in the event of an extraordinary cash dividend, then the Committee will make proportional adjustments to (a) the maximum number and kind of securities available for issuance under the Plan, (b) the maximum number and kind of securities issuable as incentive stock options, (c) the maximum number and kind of securities issuable as “performance-based” compensation under Section 162(m) of the Code and (d) the number and kind of securities subject to any outstanding awards and the per share price of such securities.

Term, Termination, and Amendment

Unless earlier terminated by the Board or the Compensation Committee, the Plan will terminate, and no further awards may be granted, on May 28, 2025. The Board or the Compensation Committee may amend, suspend, or terminate the Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment, and only the Board may amend the Plan if stockholder approval of the amendment is required. The amendment, suspension or termination of the Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially adversely affect any rights under an outstanding award.

Recoupment of Awards

Pursuant to the Company’s Executive Incentive Compensation Recoupment Policy, if the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, then the Company shall, to the extent permitted by law, require reimbursement from current and former executive officers for incentive compensation awarded or received by them at any time during the three-year period preceding the date on which the Company is required to prepare the restatement, to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to such restatement, as determined by the Board of Directors in its sole discretion. The right to recoupment set forth in the policy is in addition to any other rights that the Company may have against any executive officer, including any remedies at law or in equity. The policy is administered by the Compensation Committee.

U. S. Federal Income Tax Considerations

The following is a general summary of the U.S. federal income tax consequences of awards under the Plan to us and to participants in the Plan who are citizens or residents of the United States for U.S. federal tax purposes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local, or foreign tax laws.

Nonqualified Stock Options.    A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares acquired upon exercise, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options.    A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of our common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights.    A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a specified grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the specified grant price of the SAR. When a participant sells any shares acquired upon exercise, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the total base value.

Restricted Stock Awards.    A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares.

Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, the participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. A Section 83(b) election is made by filing a written notice with the Internal Revenue Service office with which the participant files his or her federal income tax return. The notice must be filed within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.

The tax treatment of a subsequent disposition of restricted stock will depend upon whether the participant has made a timely and proper Section 83(b) election. If the participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restrictions lapse generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares, plus the amount of taxable ordinary income recognized by the participant either at the time the restrictions lapsed or at the time of the Section 83(b) election, as the case may be. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making a Section 83(b) election.

Restricted Stock Units.    A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a restricted stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the cash and then fair market value of any shares the participant receives.

Performance Share or Performance Unit Awards.    A participant generally will not recognize income at the time a performance share or performance unit award is granted. When any part of a performance share or performance unit award is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the cash and then fair market value of any shares the participant receives.

Other Awards.    The U.S. federal income tax consequences of other awards under the Plan will depend upon the specific terms of each award.

Tax Consequences to Us.    In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A of the Code.    We intend that awards granted under the Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect.

Section 162(m) of the Code.    Under Section 162(m) of the Code, we are generally prohibited from deducting compensation paid to our chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) in excess of $1 million per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. The Compensation Committee has the flexibility to grant awards under the Plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

Tax Withholding.    We are authorized to deduct or withhold from any award granted or payment due under the Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of our common stock or otherwise settle an award under the Plan until all tax withholding obligations are satisfied.

Award Information

Plan Benefits

All awards to employees, officers, and consultants under the Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated to such individuals under the Plan are not determinable at this time. However, please refer to the description of grants made to our Named Executive Officers in the last fiscal year described in the “Grants of Plan-Based Awards in 2015” table below. Grants made to our non-employee directors in the last fiscal year are described under “Director Compensation” below.

Aggregate Past Grants of Options Under the Plan

The table below lists all stock options for the Company’s common stock awarded to the individuals and groups indicated below since the adoption of the Plan in 2015, whether exercised, lapsed, or forfeited, and the number of stock options for the Company’s common stock outstanding as of March 31, 2016.

Name and Position, or Group	Number of Shares Underlying Options	Number of Options Outstanding at March 31, 2016
William J. Ruckelshaus, President and Chief Executive Officer	1,777,082	1,759,582
Eric M. Emans, Chief Financial Officer	979,678	834,178
JoAnn Z. Kintzel, President of TaxAct, Inc.	426,373	413,073
Bernard W. Luthi, President of Monoprice, Inc.	112,385	112,385
Peter M. Mansour, President of Infospace, LLC	150,000	150,000
All current executive officers as a group	3,445,518	3,269,218
All current non-employee directors as a group	517,418	450,918
Non-executive officer group	1,704,752	1,704,752

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE BLUCORA, INC. 2015 INCENTIVE PLAN AS AMENDED AND RESTATED.

PROPOSAL 5:

APPROVAL OF THE BLUCORA, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve our 2016 Employee Stock Purchase Plan (the “ESPP”), which will replace our 1998 Employee Stock Purchase Plan (the “1998 Plan”). The ESPP was adopted by the Board on April 18, 2016 upon the recommendation of the Compensation Committee, subject to stockholder approval. If approved by stockholders, the ESPP will become effective as of May 24, 2016. The Board recommends approval of the ESPP so the Company can continue to offer its employees the ability to invest in the Company’s common stock at an attractive price.

Background and Reasons for the Proposal

The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and permits eligible employees of Blucora and its designated subsidiaries to purchase our common stock at a discount using payroll deductions, subject to limits set by the Code. Stockholder approval of the ESPP would entitle employees to receive special tax treatment provided by the Code. The ESPP provides for the issuance of up to 1,000,000 shares of our common stock.

Summary of the ESPP

The complete text of the ESPP is attached to this Proxy Statement as Appendix B. The following description of the ESPP is a summary of certain provisions of the ESPP and is qualified in its entirety by reference to the full text of the ESPP.

Purpose

The purposes of the ESPP are to (a) assist our employees and employees of designated subsidiaries in acquiring a stock ownership interest in Blucora pursuant to a plan that is intended to qualify for favorable tax treatment under Section 423 of the Code, and (b) encourage employees to remain in the employ of Blucora and its subsidiary corporations.

Administration

The ESPP will be administered by the Board, the Compensation Committee or any Company group or executive officer designated by the Board or the Compensation Committee as responsible for administering all or a portion of the ESPP, except for those items expressly reserved to the Board or the Compensation Committee. Subject to the provisions of the ESPP, the administrator of the ESPP has the authority and discretion to interpret the ESPP and adopt rules and regulations as it deems necessary to administer the ESPP, and its decisions are conclusive and binding.

Eligibility

Employees are eligible to participate in the ESPP if they meet the following criteria:

•	The employee is employed by Blucora, one of its domestic subsidiaries, or any other subsidiary designated by the Board or the Compensation Committee, on the first day of an offering period;

•

The employee does not, immediately after purchasing common stock pursuant to the ESPP, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of Blucora or any subsidiary; and

•

The employee’s customary employment is for more than 20 hours per week, except that the plan administrator has the authority to decrease this minimum requirement or impose additional eligibility requirements for future offerings consistent with Section 423 of the Code.

Number of Shares; Participation

Subject to adjustment as provided in the ESPP, the number of shares of common stock available for issuance under the ESPP is 1,000,000 shares. The shares of common stock issuable under the ESPP will consist of authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares. If an option issued pursuant to the ESPP expires or is cancelled without having been exercised, the cancelled shares will again be available for issuance under the ESPP.

As of March 31, 2016, 1,259,158 shares had been purchased under the 1998 Plan and 113,570 shares remained available for purchase. No further new options will be granted under the 1998 Plan after the effective date of the ESPP, and the 1998 Plan will be terminated after the end of the offering period that commenced on February 1, 2016. As of March 31, 2016, there were approximately 767 employees who would be eligible to participate in the ESPP.

Terms and Conditions of Offerings

Participation in the ESPP is subject to the following terms and conditions.

Offering Periods.    The ESPP provides for separate six-month offering periods that begin on each of February 1 and August 1. The plan administrator may establish different offering periods for future offerings within the limits set by the ESPP and Section 423 of the Code.

Purchase Price.    The purchase price at which common stock may be acquired under the ESPP in any offering period is 85% of the lesser of the fair market value of the common stock on the first day of the offering period and the fair market value of the common stock on the last day of the offering period.

The fair market value of the common stock on any date is the closing price for the common stock as reported for such day on NASDAQ. If no sales of the common stock were made on NASDAQ on such day, the fair market value is the closing price for the common stock as reported for the next preceding day on which sales of the common stock were made on NASDAQ.

Limitations.    The aggregate fair market value (determined at the offering date) of all shares purchased by an employee pursuant to the ESPP (or any other plan intended to meet the requirements of Section 423 of the Code) during any calendar year may not exceed $25,000. In addition, the aggregate fair market value (determined at the offering date) of all shares purchased by an employee pursuant to the ESPP during any offering period may not exceed $25,000. The Board or the Compensation Committee may establish for future offering periods an aggregate limit on the number of shares that may be purchased by all employees with respect to an offering period.

Payroll Deductions.    An employee must authorize a payroll deduction before the start of an offering in order to participate in that offering. On the last business day of the offering, the employee will be deemed to have exercised an option to purchase as many shares as the employee’s payroll deduction will allow at the option purchase price. The amount of payroll withholding for any eligible employee during any pay period must be at least 1% but may not exceed 15% of the employee’s regular cash compensation for such pay period. Amounts may be withheld in whole percentages only.

Termination of Employment.    Termination of employment for any reason will result in immediate termination of that employee’s participation in the ESPP. The payroll deductions credited to the employee’s account since the beginning of the current offering period will be returned to the employee as soon as practical, without interest.

Adjustment of Shares.    If there is any change in the common stock subject to the ESPP or outstanding awards through a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the capital structure of Blucora that results in outstanding securities being exchanged for a different number or class of securities, or if new, different or additional securities of Blucora or another corporation are received, then the Board or the Compensation Committee, in its sole discretion, will make appropriate equitable adjustments, including adjustments to the maximum number and kind of shares subject to the ESPP, any maximum number and kind of shares that may be issued with respect to an offering, and the number and kind of shares subject to outstanding options under the ESPP and the purchase price.

Merger, Acquisition, Liquidation or Dissolution of Blucora.    In the event of the merger or consolidation of Blucora into another corporation, the acquisition by another corporation of all or substantially all of Blucora’s assets, or the liquidation or dissolution of Blucora, the last day of the current offering period shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Board or the Compensation Committee, in its sole discretion, provides for the assumption or substitution of outstanding awards in a manner complying with Section 424(a) of the Code.

Amendment and Termination of the ESPP

The Board or the Compensation Committee may at any time amend, suspend or terminate the ESPP as it deems advisable, except that no such amendment, suspension or termination may, without the consent of the affected individual, alter or impair any rights or obligations under any outstanding rights, and any amendment that would increase the number of shares available under the ESPP, modify the class of employees eligible to participate in the ESPP or otherwise require stockholder approval must be approved by our stockholders.

Term of the ESPP

The ESPP will continue in effect until May 24, 2026, unless sooner terminated by the Board or the Compensation Committee.

U. S. Federal Income Tax Considerations

The following is a general summary of the U.S. federal income tax consequences that generally will apply to us and participating employees in the United States in connection with the ESPP. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local, or foreign tax laws. We intend, and this summary assumes, that the ESPP will qualify as an “employee stock purchase plan” under Section 423 of the Code.

The amounts deducted from a participating employee’s compensation pursuant to the ESPP will be included in the employee’s compensation and will be subject to federal income and employment tax. No additional income will be recognized by the employee either at the beginning of the offering period or when the employee purchases shares of our common stock pursuant to the ESPP.

Qualifying Disposition of Shares.    The required holding period for favorable federal income tax treatment upon disposition of common stock acquired under the ESPP is the later of (i) two years after the first day of the offering period to which the shares of common stock relate, and (ii) one year after the shares of common stock were acquired under the ESPP. When the common stock is disposed of after the requisite period, or after the employee’s death if the employee dies while holding the common stock (a “qualifying disposition”), the employee (or in the case of death, the employee’s estate) recognizes ordinary income to the extent of the lesser of

(a) the excess of the fair market value of the shares of common stock on the first trading day of the offering period over the purchase price of the share of common stock, or (b) the excess of fair market value of the shares of common stock at the time of such disposition over the purchase price of the shares of common stock. The purchase price is generally equal to 85% of the lesser of the fair market value of our common stock on the first day of the offering period and the fair market value of our common stock on the last day of the offering period. Any further gain recognized on a qualifying disposition will be long-term capital gain. If the sale price is less than the purchase price, then the employee will not recognize ordinary income, and any loss recognized by the employee generally will be a long-term capital loss.

Disqualifying Disposition of Shares.    When an employee sells or disposes of the common stock acquired under the ESPP (including by way of most gifts) before the expiration of the required holding period (a “disqualifying disposition”), the employee will recognize ordinary income to the extent of the difference between the purchase price for the common stock and the fair market value of the common stock on the last day of an offering period regardless of the price at which the common stock is sold. Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the employee held the shares more than one year. If the sale price is less than the fair market value of the common stock at the date of exercise, then the employee will recognize a capital loss equal to such difference.

Tax Deduction by the Company.    Even though an employee must treat part of his or her gain on a qualifying disposition of common stock acquired under the ESPP as ordinary income, the Company may not take a deduction for this amount. However, if an employee makes a disqualifying disposition of common stock acquired under the ESPP, the amount of ordinary income recognized by the employee generally qualifies as a deduction for the Company, subject to any limitations imposed under the Code. At any time, the Company may, but will not be obligated to, withhold from the employee’s compensation the amount necessary to meet applicable withholding obligations.

New Plan Benefits

Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employees, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits that may be obtained by executive officers and other employees under the ESPP. Nonemployee directors are not eligible to participate in the ESPP. The table below sets forth the shares purchased by our Named Executive Officers and other employees under the 1998 Plan during 2015.

Name and position	Shares purchased (#)
William J. Ruckelshaus, former President and Chief Executive Officer	1,838
Eric M. Emans, Chief Financial Officer and Treasurer	—
JoAnn Z. Kintzel, President of TaxAct, Inc.	381
Bernard W. Luthi, President of Monoprice, Inc.	—
Peter Mansour, President of InfoSpace, LLC	—
Executive group	2,219
Non-executive officer directors group	—
Non-executive officer employees group	101,295

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE BLUCORA, INC. 2016 EMPLOYEE STOCK PURCHASE PLAN.

EQUITY COMPENSATION PLANS

Our stockholders have approved the Blucora, Inc. Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”), the Plan and the Blucora, Inc. 1998 Employee Stock Purchase Plan (the “1998 Plan”). Each plan is described in detail under “Note 10: Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

The table below sets forth information regarding outstanding awards and shares available for future issuance under the Company’s equity compensation plans as of December 31, 2015.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants, and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	6,403,859	(2)	$13.87	5,476,063	(3)(4)
Equity compensation plans not approved by stockholders	0		0	0

Total	6,403,859		$13.87	5,476,063

(1)	Consists of the weighted-average exercise price of outstanding options, as rights do not have an exercise price.
(2)	Consists of 5,395,760 shares of common stock issuable upon exercise of outstanding options and 1,008,099 shares of common stock issuable upon vesting of RSUs.
(3)	Includes 5,285,862 shares available for future grant under the Plan (includes 452,019 shares canceled under the 1996 Plan) and 190,201 shares available for future grant under the 1998 Plan. Does not include shares authorized for issuance under the proposed ESPP. The 1996 Plan was terminated for purposes of future grants in May 2015. Also does not include shares available for issuance under the Inducement Plan, which was adopted by the Board on January 29, 2016 and did not require stockholder approval. The terms and conditions of the Inducement Plan are substantially similar to those of the Plan, except that under the Inducement Plan 1,600,000 shares are authorized for issuance, eligibility is limited to newly hired employees, ISOs may not be granted, and the Inducement Plan is not subject to stockholder approval.
(4)	As of April 4, 2016, 11,244,637 securities were issuable upon exercise of outstanding options, warrants and rights, with a weighted-average exercise price of $11.32 and 924,532 securities remained available for future issuance under equity compensation plans.

INFORMATION REGARDING THE BOARD OF DIRECTORS

The “Director Nominees” and “Continuing Directors” sections below set forth the business experience during at least the past five years for each nominee and each of the directors whose term of office will continue after the 2016 annual meeting of stockholders. In addition, these sections include a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that each of the directors and nominees should continue to serve on the Board of Directors. The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in the Director Nomination Policy, as described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders. As the Company pursues its transformation into a technology enabled financial solutions company, the Board of Directors will continue to assess the qualifications of its members.

Director Nominees

The names of the director nominees, who are Class II directors and who are nominated for terms that expire in 2019, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
David H. S. Chung	48	Director	2013
Steven W. Hooper	63	Director	2011
Christopher W. Walters	42	Director	2014

David Chung was elected to the Board of Directors at the 2013 annual meeting of stockholders. Mr. Chung is a private investor with over 20 years of experience in private equity and public market investing. From May 2006 to December 2012, he was a Partner at Blum Capital Partners, L.P., a San Francisco-based investment firm focused on private equity and public strategic block investments. Prior to Blum Capital, Mr. Chung was a founder of Perspective Value Partners from 2005 to 2006, a Partner at Standard Pacific Capital from 2002 to 2004, and a Director/Principal at KKR from 1995 to 2002. Previously, he was a management consultant at McKinsey & Co. and an investment banker at Hambrecht & Quist. He is currently a Director of Payless Holdings, Inc. and also serves on the Board of Trustees of the Fine Arts Museums of San Francisco, the Hamlin School, and Cathedral School for Boys.

Relevant Qualifications and Experience:    Mr. Chung has extensive experience investing in, overseeing, and providing advice to public and private companies in many industries, including technology. He has expertise and experience in all aspects of investing, including deal sourcing, investment analysis, deal structuring, raising of debt financing, deal negotiation, structuring of management incentives, investor relations, strategy, and management oversight. The Board believes this expertise and experience provides insight and guidance that assists the Company in its deal-making and capital allocation activities and the Board in its oversight obligations, which makes him a valued contributor and advisor to the Board and to management.

Steven Hooper was appointed to the Board of Directors in 2011. Mr. Hooper is a founding partner of Ignition Partners, a venture capital firm, where he has invested in telecommunications and wireless companies since Ignition’s founding in March 2000. From 1999 to 2000, Mr. Hooper served as Chairman and Chief Executive Officer of Nextlink Communications, Inc. From 1998 to 1999, he served as Chief Executive Officer of Teledesic LLC. From 1994 to 1997, he served as CEO of AT&T Wireless Services, Inc. Prior to joining AT&T Wireless, Mr. Hooper was an executive with McCaw Cellular Communications, Inc., where he, among other roles, served as CEO for a variety of McCaw-affiliated companies. He served as a trustee of Seattle University from 1995 to 2009 and represents Ignition Partners as a director on the boards of a number of privately-held companies in which Ignition has invested. Mr. Hooper also serves on the board of Recreational Equipment, Inc. (REI) and was elected to the board of Puget Sound Energy, Inc. in 2015.

Relevant Qualifications and Experience:    Mr. Hooper has extensive experience as a business leader in the technology industry. He has served in management and as a director for numerous technology companies, and brings to the Company extensive experience, knowledge, and connections that the Board believes provide valuable assistance to the Company as it pursues its transformation into a technology enabled financial solutions company.

Christopher Walters was appointed to the Board of Directors in 2014. Mr. Walters is currently the Chief Executive Officer of Encompass Digital Media, Inc., which he joined in January 2015. As Chief Executive Officer, Mr. Walters oversees Encompass’s day-to-day operations on a worldwide basis. Mr. Walters joined Encompass from The Weather Company, where he served as the Chief Operating Officer from March 2012 to January 2015. Prior to The Weather Company, he served in a variety of leadership roles at Bloomberg L.P. between 2008 and 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development, and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, and investment companies.

Relevant Qualifications and Experience:    Mr. Walters has extensive operational and management experience from his work as an executive and an advisor to a variety of companies. Mr. Walters’ experience also includes work with technology businesses that are relevant to the Company’s current operations. The Board believes this experience and knowledge provides valuable guidance in its oversight obligations and as it pursues its transformation into a technology enabled financial solutions company.

Continuing Directors

Class I Directors – Terms expiring in 2018

The names of the continuing Class I directors, who are nominated for terms that expire in 2018, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
John E. Cunningham, IV	58	Chairman	1998
Lance G. Dunn	53	Director	2012
John S. Clendening	51	President and Chief Executive Officer	2016

John Cunningham has served as a director of Blucora since 1998 and as the Chairman of the Board of Directors since 2011. Mr. Cunningham also served as Lead Independent Director of Blucora prior to serving as Chairman. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998. He previously served as Chief Executive Officer of RealCom Office Communications Inc., a national telecom services company. Mr. Cunningham also formerly served as a board member and non-executive Chairman of Citel Technologies, Inc., a telecommunications company. Currently, he serves as a board member of AudienceScience, Inc. and as an advisor to Petra Growth Fund II and Fund III.

Relevant Qualifications and Experience:    Mr. Cunningham has extensive experience in, and a significant knowledge of, the technology industry from his work with various technology companies as an executive, investor, advisor, and director. Mr. Cunningham also has significant experience with Blucora gained through 17 years as a director. The Board believes that Mr. Cunningham’s extensive experience as a venture capitalist in multiple industries, as an executive, and as a board member and advisor to public and private companies provides insight and guidance that assists the Board in its oversight obligations and makes him a valued advisor to the Board and management.

Lance Dunn has served as a director of Blucora since 2012. Mr. Dunn was a co-founder and Chief Executive Officer of TaxAct, Inc. (formerly 2nd Story Software, Inc.) until January 31, 2012, when Blucora acquired TaxAct. From the closing of this acquisition until August 2012, he served as TaxAct’s Vice President, Development. Prior to co-founding TaxAct in 1998, Mr. Dunn was Vice President of Software Development at Parsons Technology, Inc., where he played a significant role in the development and growth of Parson’s tax software.

Relevant Qualifications and Experience:    As the co-founder and former CEO of the Company’s TaxAct business, Mr. Dunn brings significant experience and background to the Board with respect to an industry and business that is important to the Company’s success. The Board also believes that Mr. Dunn’s extensive experience as a technology executive provides insight and guidance that assists the Board in its oversight and strategy roles.

John Clendening was appointed to serve as the Company’s President and Chief Executive Officer, effective April 4, 2016. Mr. Clendening succeeds William Ruckelshaus, who resigned from his position as President and Chief Executive Officer and as a director, effective March 31, 2016. Mr. Clendening was appointed to the Board effective April 4, 2016 to fill the vacancy left by Mr. Ruckelshaus. Pursuant to the Company’s bylaws, Mr. Clendening will serve the remainder of Mr. Ruckelshaus’ term, which expires in 2018. Prior to being appointed President and Chief Executive Officer, Mr. Clendening served as Executive Vice President and Co-Head, Investor Services Division at Charles Schwab & Co. Inc. in San Francisco from 2012-2015. He served as Executive Vice President, Shared Strategic Services from 2007-2011 and as Chief Executive Officer and Executive Vice President of Charles Schwab Bank from 2007-2009. From 2004-2007, Mr. Clendening served in executive roles with the Investor Services Division and Independent Investor Business Unit with Charles Schwab & Co., Inc. Prior to joining Charles Schwab & Co., he served in various leadership roles at eMac Digital LLC and Living.Com. He was also Chief Marketing Officer and Senior Vice President, Consumer Banking Group and Senior Vice President, Marketing and Strategy, Credit Card Division for First Union Corporation. Earlier in his career, he served at The Coca-Cola Company, Frito-Lay, Inc. Division of PepsiCo, SEARS Specialty Merchandising Group and Booz-Allen & Hamilton, Inc. Mr. Clendening also serves on the board of directors of Betterment Holdings, Inc. He received a BA in Economics from Northwestern University and an MBA from Harvard Graduate School of Business Administration.

Relevant Qualifications and Experience:    Mr. Clendening has relevant experience as an executive in the financial services and consumer goods industries, leading both Fortune 500 companies and entrepreneurial businesses. The Board believes that Mr. Clendening’s experience as an executive in the financial services industry will bring important perspective to the Board as the Company continues its transformation to a technology enabled financial solutions company. As President and Chief Executive Officer, Mr. Clendening brings insight into the Company’s operations and strategic plan and will allow him to facilitate the Board’s ability to perform its critical oversight function.

Class III – Terms expiring in 2017

The names of the continuing Class III directors, whose terms expire in 2017, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
Elizabeth J. Huebner	58	Director	2009
Andrew M. Snyder	45	Director	2011
Mary S. Zappone	51	Director	2015

Elizabeth Huebner has served as a director of Blucora since 2009. Ms. Huebner retired from a 26-year career as a finance executive in 2006. Prior to retiring, Ms. Huebner was Chief Financial Officer from 2000 to

2006 at Getty Images, Inc., a provider of visual content and rights services. Prior to her service as Chief Financial Officer of Getty Images, Ms. Huebner was Chief Financial Officer of Primus Knowledge Solutions, Inc. Ms. Huebner also formerly served on the Board of Directors of Procera Networks, Inc.

Relevant Qualifications and Experience:    Ms. Huebner has significant experience as an executive in the technology industry, and a strong background in finance and accounting. The Board of Directors has determined that she is qualified as an “audit committee financial expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and enables her to provide significant insight on public accounting and financial statement matters. The Board believes that Ms. Huebner’s experience in management and finance provides insight and guidance that assists the Board in its oversight, financial review, and risk management obligations.

Andrew Snyder has served as a director of Blucora, Inc. since 2011. Mr. Snyder is CEO of Cambridge Information Group, Inc. (“CIG”) and Chairman of CIG’s subsidiaries, ProQuest LLC, and R. R. Bowker LLC,. Mr. Snyder also served on the Board of Directors of Navtech when it was an independent, publicly-traded company, beginning in November 2005 and continuing through its merger with a CIG subsidiary in November 2007. At the time of such merger, he became Chairman of Navtech and served in such capacity until March of 2016, when the company was sold to Airbus Group. He has been employed by CIG since 2003 and has served as President or CEO since 2004. Prior to joining CIG, Mr. Snyder worked for the Goldman Sachs Group, most recently as Vice President in the Principal Investment Area, where he focused on traditional media, technology, and services investing for the firm’s investment fund. He also currently serves on the Board of Overseers of Penn Libraries and on the Board of Shining Hope for Communities (SHOFCO).

Relevant Qualifications and Experience:    Mr. Snyder was added to the Board in August 2011 after a process in which the Board sought to identify a candidate that could both provide stockholder perspective through owning or representing a significant holding of Company shares and provide assistance with the Company’s primary goal of making a large acquisition. The Board met both of these objectives by adding Mr. Snyder. Mr. Snyder has significant experience in the management and oversight of technology companies and a strong background in mergers and acquisitions. His experience as an executive and as a board member provides insight and guidance that assists the Board with its oversight obligations. Mr. Snyder is the Board representative of Cambridge Information Group I LLC, which, pursuant to certain agreements with the Company, has the right to nominate a representative to the Company’s Board of Directors. These agreements were described in, and filed as exhibits to, the Current Report on Form 8-K filed by the Company on August 23, 2011. Because Mr. Snyder and CIG hold a significant amount of the Company’s shares, the Board believes that he provides the Board valuable insight into the perspectives of stockholders.

Mary Zappone joined the Board in March 2015. Ms. Zappone has extensive experience as an executive, including her current tenure as President and Chief Executive Officer of Service Champ. Prior to joining Service Champ, she served as President and CEO of Recovercare, a leading supplier of healthcare equipment, from May 2011 to February 2015. Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development, and expansion of the aluminum alloy product systems business. During her career, she has also held other senior-level positions at Tyco International, General Electric, and Exxon, and worked at McKinsey & Co., where she advised companies in improving operating performance, capital investment, and merger and acquisition strategies. She earned her undergraduate degree from Johns Hopkins University, and her MBA in Finance at Columbia Business School. Ms. Zappone is also a board member of the American Heart Association and Supplies Over Seas.

Relevant Qualifications and Experience:    Ms. Zappone has significant operational and management experience from her career as an executive and advisor. This experience includes high-level roles at companies that are renowned for their operational excellence, and the Board believes Ms. Zappone is a valuable resource for both the Board and management as the Company seeks to optimize its current operations and to integrate the newly acquired HD Vest business.

Board of Directors and Committee Information

The Board of Directors has general oversight responsibility for the Company’s affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about the Company’s business and provides oversight and guidance to management through periodic meetings and other communications. The Board is significantly involved in, among other things, the Company’s strategic planning process, leadership development, and succession planning, as well as other functions carried out through the Board committees as described below.

Leadership Structure.    The leadership structure of the Board of Directors consists of Chairman John Cunningham and the chairs of each of the principal committees of the Board of Directors. The Company’s Bylaws require that the Chairman be an independent director, and thus the Chairman position is not combined with the Chief Executive Officer position, which is currently filled by John S. Clendening. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the Chief Executive Officer with the independent oversight provided by the independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Risk Management.    The Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. This oversight is administered primarily through the following:

•	the Board of Directors’ periodic review and approval of management strategic plans, including the projected opportunities and challenges facing the business;

•	the Board of Directors’ oversight of succession planning;

•	the Board of Directors’ oversight of capital spending, cash management, investment in marketable securities, and financings;

•

the Audit Committee’s quarterly review of financial statements and its oversight of the Company’s accounting and financial reporting functions, including internal control over financial reporting, its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board of Directors), and its oversight of legal and regulatory compliance, compliance with the Code of Ethics and Conduct, and any related person transactions;

•	the Nominating and Governance Committee’s oversight of governance policies and the self-evaluation assessments of the Board of Directors and committees; and

•

the Compensation Committee’s review and recommendations or approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks and risk mitigants.

Independence.    NASDAQ listing rules require that a majority of the members of the Board of Directors be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that each of John Cunningham, David Chung, Lance G. Dunn, Steven Hooper, Elizabeth Huebner, Andrew Snyder, Christopher Walters, and Mary Zappone is independent as defined in the NASDAQ rules. In determining independence, the Board considered, among other factors, the fact that Mr. Cunningham’s brother was a non-executive, at-will employee of the Company until August 2015 and that CIG, of which Andrew Snyder is CEO, is party to a stockholder agreement with the Company. Mr. Clendening is not considered independent because he is an employee of the Company.

Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules. In addition, the Board of Directors has affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC.

Meeting Attendance.    The Board of Directors of Blucora held a total of 11 meetings during 2015. For 2015, each director attended at least 90% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member. The Board of Directors has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. John Cunningham, David Chung, Lance Dunn, Elizabeth Huebner, William Ruckelshaus, and Mary Zappone attended the 2015 annual meeting of stockholders on May 28, 2015.

Communication with the Board of Directors.    The Board of Directors believes that management speaks for Blucora. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with Blucora, but it is expected that Board members would do this with the advance knowledge of management and at the request of management, absent unusual circumstances or as contemplated by Board committee charters or policy. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Ethics and Conduct.

Corporate Website.    The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding directors, executive officers, and corporate governance documents. That information includes the Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Ethics and Conduct (which is applicable to all employees, executive officers, and members of the Board of Directors), and the Corporate Governance Guidelines. The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events.

Committees.    The Board of Directors’ committee structure currently consists of four principal committees (the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Mergers and Acquisitions Committee). During 2015, the Audit Committee held 8 meetings, the Compensation Committee held 7 meetings, the Mergers and Acquisitions Committee held 7 meeting, and the Nominating and Governance Committee held 10 meetings. The Board may also convene other ad hoc or sub committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate. Copies of the charters for the Audit, Compensation, Nominating and Governance, and Mergers and Acquisitions Committees can be found on the Company’s corporate website at www.blucora.com. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (425) 201-6100.

The following table sets forth the information about current membership and leadership of each of the committees of the Board of Directors:

Board Committees as of April 4, 2016

(M = Committee Member; C = Committee Chair)

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Mergers and Acquisitions Committee
David H.S. Chung				M
Lance G. Dunn	M		M
Steven W. Hooper	M	C
Elizabeth J. Huebner	C	M
Andrew M. Snyder				C
Christopher W. Walters		M	C	M
Mary S. Zappone		M	M

The Audit Committee.    The Audit Committee currently consists of the following independent directors: Elizabeth Huebner, Steven Hooper, and Lance Dunn. Ms. Huebner is Chair of the Audit Committee. The Audit Committee is responsible for providing independent and objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Reviewing and approving the appointment, compensation, oversight, and retention of the independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;

•	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing and monitoring compliance with the Code of Ethics and Conduct and recommending changes to the Code of Ethics and Conduct to the Board as appropriate.

The Board of Directors has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board of Directors has further determined that Ms. Huebner qualifies as an “audit committee financial expert” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations, or liabilities that are greater than those that are generally imposed on him or her as a member of the Audit Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board of Directors. Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

The Compensation Committee.    The Compensation Committee currently consists of the following independent directors: Steven Hooper, Elizabeth Huebner, Christopher Walters, and Mary Zappone. Mr. Hooper is Chair of the Compensation Committee. The Compensation Committee’s duties include the following:

•	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation plan;

•	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Monitoring compensation trends;

•

Reviewing the Company’s compensation policies and practices for all employees, including a review of the interaction between compensation incentives that could encourage risk-taking and the Company’s risk management policies and practices; and

•	Acting as administrator of Blucora’s stock plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below. A description of the compensation program for our non-employee directors is set forth in “Director Compensation” below.

The Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of the following independent directors: Lance Dunn, Chris Walters and Mary Zappone. Mr. Walters is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•	Assisting the Board of Directors by identifying candidates to be a permanent successor to the current Chief Executive Officer.

•

Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the Blucora Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”

The Mergers and Acquisitions Committee.    The Mergers and Acquisitions Committee currently consists of the following independent directors: David Chung, Andrew Snyder and Chris Walters. Mr. Snyder is Chair of the Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee’s duties include:

•	Reviewing strategies for identifying potential acquisitions and strategic investment opportunities (“Potential Transactions”) with the Company’s management;

•	Assisting management and the Board of Directors with the identification of Potential Transactions;

•	Reviewing and recommending Potential Transactions to the Board of Directors, as well as the relevant terms for each Potential Transaction;

•	Executing or approving non-binding letters of intent relating to Potential Transactions;

•	Approving management’s selection and engagement of investment bankers or similar financial advisors in connection with Potential Transactions;

•	Assessing and recommending financing sources for Potential Transactions to the Board of Directors; and

•	Providing a report of its meetings and activities to the Board of Directors on a regular basis.

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to Blucora and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to Blucora’s business success while maintaining the highest standards of responsibility and ethics;

•	Representation of the best interests of all of Blucora’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with a director’s obligations to the Company and its stockholders;

•	An established record of professional accomplishment in the director’s chosen field; and

•	No material personal, financial, or professional interest in any Blucora competitor that would interfere or conflict with the director’s obligations to the Company and its stockholders.

The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to Blucora’s business objectives. Although the Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds. During the nomination process, the Board of Directors and the Nominating and Governance Committee carefully consider this goal with respect to both new nominees and incumbent directors in accordance with the Company’s Director Nomination Policy. The Board assesses its effectiveness in achieving this goal during its annual self-assessment process.

The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. However, the Committee regularly considers the needs of the Company and the Board with respect to directors, and if appropriate, the Committee will nominate new directors that best fit those needs. When nominating new directors, the Committee actively seeks individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominations” below. Copies of our Bylaws and Director Nomination Policy are available on our corporate website at www.blucora.com.

In addition, pursuant to our Director Nomination Policy, any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

Blucora, Inc.

c/o Corporate Secretary

10900 NE 8th Street, Suite 800

Bellevue, WA 98004

The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2016 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of Blucora’s common stock.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. The Chief Executive Officer, as an employee of the Company, does not receive any compensation for serving on the Board of Directors and therefore is excluded from the director compensation table below. His compensation is included in the Summary Compensation Table. The Compensation Committee periodically reviews the non-employee director compensation program and makes recommendations to the Board of Directors as appropriate.

Non-Employee Director Compensation Program for 2015

The Company’s non-employee director cash compensation program for 2015 consisted of annual cash retainers for board, committee, and chair service, and equity grants.

The annual cash retainers paid to non-employee directors for 2015 were as follows:

	Annual retainer paid to all members (including Chair)	Additional annual Chair retainer
Board of Directors	$20,000	$25,000
Audit Committee	$4,000	$14,000
Compensation Committee	$3,000	$8,000
Nominating and Governance Committee	$2,000	$5,000
Mergers and Acquisitions Committee	$4,000	N/A

The equity grants consisted of stock options and restricted stock unit (“RSU”) grants. The number of shares granted is based on a set monetary value, with the specific number of shares granted based on the Company’s standard NSO valuation methodology in the case of stock options and on the price of our common stock at the time of the grant in the case of RSUs. The equity grants (in monetary value) for the 2015 program were as follows:

	Value of RSUs ($)	Value of NSOs ($)
Initial equity grants to all newly elected or appointed directors, including Board Chair (1)	$105,000	$45,000
Annual equity grants to all directors, including Board Chair and newly elected or appointed directors (2)	$105,000	$45,000
Additional annual equity grant to Board Chair (2)	$35,000	$15,000

(1)	Initial equity grants vest in three equal annual installments beginning on the first anniversary of the appointment date.
(2)	Annual grants are made on the date of the annual meeting of stockholders and vest in full on the first anniversary of the grant date, or, if sooner, the date of the next annual meeting of stockholders after the grant date, provided that the grantee continues to be a member of the Board or the Chairperson, as applicable, on such date. In the case of a newly appointed director who is not appointed on the date of the annual meeting of stockholders, a pro rata portion of this annual grant will be awarded based on the date of appointment.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

The following table sets forth information concerning the value of compensation paid or awarded to each non-employee director for the year ended December 31, 2015 pursuant to the 2015 director compensation program described above:

	Fees earned or paid in cash	Stock awards (1)	Option awards (1)	Total
John E. Cunningham, IV	$48,833	$140,000	$60,000	$248,833
David H.S. Chung	$26,750	$105,000	$45,000	$176,750
Lance G. Dunn	$21,667	$105,000	$45,000	$171,667
Steven W. Hooper	$33,000	$105,000	$45,000	$183,000
Elizabeth J. Huebner	$36,750	$105,000	$45,000	$186,750
Andrew M. Snyder	$29,000	$105,000	$45,000	$179,000
Christopher W. Walters	$26,000	$105,000	$45,000	$176,000
Mary S. Zappone (2)	$18,911	$232,150	$99,493	$350,554

(1)	The dollar amount for stock and option awards is the grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock and option awards granted in 2014 are discussed in “Note 10: Stock-based Compensation” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Mary Zappone joined the Board in March of 2015. Her retainer was prorated to account for her service in Q1 2015. Ms. Zappone’s Stock and Option awards include Initial Director Grants, prorated Annual Grants for 2015 and Annual Grants received following the 2015 Annual Meeting.

All equity grants were awarded under the Plan and 1996 Plan. Stock awards consist of RSUs, with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options to purchase shares of our common stock. The Company does not coordinate the timing of share grants with the release of material non-public information, as grants are made as of the annual meeting date or election date.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of the non-employee directors as of December 31, 2015. Unless indicated otherwise, these grants are expected to vest in full on May 24, 2016.

	Aggregate number of unvested RSUs	Aggregate number of options
		Unvested	Vested
John E. Cunningham, IV	8,744	13,490	83,368
David H.S. Chung	10,308	19,118	26,076
Lance G. Dunn	6,558	10,118	46,176
Steven W. Hooper	6,558	10,118	52,276
Elizabeth J. Huebner	6,558	10,118	62,476
Andrew M. Snyder	6,558	10,118	57,276
Christopher W. Walters(1)	10,289	15,714	11,105
Mary S. Zappone(2)	13,854	21,063	2,308

(1)	2,798 options and 1,865 RSUs will vest on May 13, 2017. The remaining RSUs and unvested options are expected to vest on May 24, 2016.
(2)	3,648 options and 2, 432 RSUs will vest on March 6, 2017 and 3,648 options and 2, 432 RSUs will vest on March 6, 2018. The remaining RSUs and unvested options are expected to vest on May 24, 2016.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that are applicable to all non-employee directors, effective as of January 1, 2014. Under the terms of these guidelines, all non-employee directors are expected to acquire and hold shares of the Company’s common stock equal in market value to at least six times the value of the annual retainer paid to non-employee directors. As described above, the amount of this retainer is $20,000 for 2016, so non-employee directors will be expected to hold shares with a market value of at least $120,000. Non-employee directors who sat on the Board at the effective date of the guidelines are expected to hold this value of shares by January 1, 2019, and new non-employee directors will be expected to hold this value of shares within five years of joining the Board. The Compensation Committee is responsible for administering and applying these guidelines.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of Blucora shall not be deemed to be “soliciting material” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Blucora specifically incorporates it by reference into such filing.

Audit Committee Members

During 2015, Elizabeth Huebner served as Chair of the Audit Committee, and Lance Dunn, Steven Hooper and John Cunningham served as members. Ms. Huebner and Mr. Hooper served on the Audit Committee for all of 2015 and Mr. Cunningham served on the Audit Committee until August 1, 2015, when he was replaced by Mr. Dunn who qualified as independent as of such date. Each member who served on the Audit Committee in 2015 is an independent director as defined in the NASDAQ rules and meets the independence criteria in the applicable SEC rules. Each member who served on the Audit Committee in 2015 meets the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Huebner is an “audit committee financial expert” under SEC rules and meets the financial sophistication and professional experience requirements set forth in the NASDAQ rules.

Audit Committee Responsibilities

Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm, which for 2015 was Ernst & Young LLP, is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.

In this context, during 2015, the Audit Committee:

•	Discussed the overall scope and plans for audits with Ernst & Young;

•

Met and held discussions with Ernst & Young, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting, and Ernst & Young’s opinion thereof, and the overall quality of Blucora’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•

Discussed the matters required to be discussed with Ernst & Young by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	Reviewed and discussed the unaudited and audited financial statements with management and Ernst & Young, including Ernst & Young’s opinion on the audited financial statements; and

•

Received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young its independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

Members of the Audit Committee:

Elizabeth Huebner, Chair

Lance Dunn

Steven Hooper

FEES PAID TO INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2015 AND 2014

The aggregate fees billed by the Company’s current independent registered public accounting firm, Ernst & Young LLP to the Company and its subsidiaries during 2015 and 2014 were as follows:

	2015	2014
Audit fees	$1,528,550	$1,347,329
Audit-related fees	—	—
Tax fees	21,330	20,297
All other fees	119,775	30,940

Total fees	$1,669,655	$1,398,566

Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements and internal control over financial reporting of the year indicated. Tax fees were for services in connection with analyzing, estimating, and verifying our federal net operating loss carryforwards. All other fees consist of fees for an enterprise risk management project (in 2014), a conflict minerals disclosure and reporting project (in 2015), and our annual subscription to Ernst & Young LLP’s Global Accounting & Auditing Information Tool, which the Company’s staff used when performing technical accounting research in both 2014 and 2015.

The Audit Committee pre-approves all audit and non-audit services to be performed by Blucora’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Ernst & Young of the non-audit services described above is compatible with Ernst & Young’s independence. After consideration, the Audit Committee has determined that Ernst & Young’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Ernst & Young in 2014 and 2015 were pre-approved by the Audit Committee in accordance with the foregoing policy.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures.    Under our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our CFO. If the CFO determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Policy, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction, and the process that led to it, are fair to the Company.

Related Person Transactions

Mr. Cunningham’s brother, James S. Cunningham, was a non-executive, at-will employee of the Company who managed business development for the Company’s InfoSpace LLC subsidiary. His employment terminated in August of 2015. In fiscal 2015, he earned $465,757 in total compensation, which primarily consisted of a base salary of $120,496, severance pay of $175,250, a bonus of $84,480 (which was based on both his individual performance and that of the group that he manages), RSUs with a grant date fair value of $79,800, stock options with a grant date fair value of $34,400 and $4,981 contributed by the Company to his account in the Blucora, Inc. 401(k) Retirement Plan.

In connection with the acquisition of HD Vest, certain members of HD Vest management rolled over a portion of the proceeds they would have otherwise received at the acquisition’s closing into shares of the acquisition subsidiary through which the Company consummated the purchase of HD Vest. Roger Ochs, the President of HD Vest, sold a portion of his shares to the Company in exchange for a promissory note. The note will be paid over a three-year period, with 50% paid in year one, 40% paid in year two, and 10% paid in year three. The note bears interest at a rate of 5% per year, with a principal amount that approximates its fair value.

COMPENSATION COMMITTEE REPORT

In 2015, Steven Hooper, Christopher Walters, David Chung, Elizabeth Huebner and Mary Zappone served on the Compensation Committee. Mr. Walters and Mr. Hooper served on the Compensation Committee for all of 2015 and Mr. Chung served on the Compensation Committee until April 1, 2015 following the annual revision of committee makeup. Ms. Huebner and Ms. Zappone joined the Compensation Committee following the annual revision of committee makeup that was effective at the beginning of the second quarter of 2015.

Management has prepared the Compensation Discussion and Analysis section of this Proxy Statement. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Steven Hooper, Chair

Elizabeth Huebner

Christopher Walters

Mary Zappone

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2015, Steven Hooper, Christopher Walters, David Chung, Elizabeth Huebner and Mary Zappone served on the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. During 2015, none of the Company’s executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on the Blucora Board of Directors or Compensation Committee.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth certain information as of April 25, 2016 with respect to our executive officers:

Name	Age	Position
John S. Clendening	53	President, Chief Executive Officer, and Director
Brett J. Clark-Bolt	45	Executive Vice President, Human Resources
Eric M. Emans	42	Chief Financial Officer and Treasurer
Mark A. Finkelstein	57	Chief Legal & Administrative Officer and Secretary
JoAnn Z. Kintzel	50	President, TaxAct, Inc.
Bernard W. Luthi	52	President, Monoprice, Inc.
Peter M. Mansour	45	President, InfoSpace LLC
Roger C. Ochs	53	Chief Executive Officer, HD Vest

John Clendening became the Company’s President and Chief Executive Officer and a member of the Board of Directors on April 4, 2016. See the section on CEO Succession beginning on page 40 for additional details regarding Mr. Clendening’s appointment as the Company’s President and Chief Executive Officer and the section on Continuing Directors on page 25 for a discussion of his experience and qualifications.

Brett Clark-Bolt joined Blucora as Executive Vice President, Human Resources in March 2015. Prior to joining Blucora, Mr. Clark-Bolt served as Senior Vice President for Senn Delaney, a Heidrick & Struggles’ company. During his tenure, he led product strategy and advised clients on transforming organizational culture to drive high performance. Before joining Senn Delaney, Mr. Clark-Bolt was the CEO of MOC1 Solutions, LLC, a software company focused on improving auto dealership service operations for some of the largest dealer groups throughout the United States. Prior to MOC1 Solutions, he served as a consultant at McKinsey & Co. Mr. Clark-Bolt also served as an officer in the U.S. Army and Air Force. Mr. Clark-Bolt is a graduate of the University of California, Santa Barbara and Harvard Business School.

Eric Emans has served as the Company’s Chief Financial Officer and Treasurer since August 2011. Before being named to these roles, Mr. Emans had served as the Company’s Chief Accounting Officer, beginning in January 2008. Mr. Emans joined the Company as Corporate Controller in September 2006, but had previously held various positions at the Company from September 2003 to December 2005, including Manager, Revenue Assurance and Senior Manager, Finance. From December 2005 to September 2006, he served as Director, Mobile Operations, at Corbis Corporation, a provider of visual content and rights services. He began his career as an auditor at Deloitte & Touche LLP. Mr. Emans is a graduate of Western Washington University and the University of Washington.

Mark Finkelstein was appointed Blucora’s Chief Legal and Administrative Officer in September 2014. He oversees the company’s legal, compliance, and human resources departments, and serves as an advisor to senior management and the Board of Directors on legal and corporate strategy matters. From December 2011 through July 2014, he served as Executive Vice President – Corporate Development and General Counsel of Emeritus Corporation and, from May 2012 through July 2014, he served as the Corporate Secretary of Emeritus. Prior to joining Emeritus, Mr. Finkelstein served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, a specialized asset management firm. From 1986 to 2006, Mr. Finkelstein practiced law with Graham & Dunn P.C., where he specialized in mergers and acquisitions, complex financing strategies, and other corporate transactions. Mr. Finkelstein is also currently a member of the Board of Directors of Columbia Banking System, Inc. Mr. Finkelstein is a graduate of The University of Michigan and The University of Michigan Law School.

JoAnn Kintzel is president of the Company’s TaxAct, Inc. subsidiary. Ms. Kintzel has served as president of TaxAct since June 2010, and upon the acquisition of TaxAct by the Company in January 2012, she became

TaxAct’s principal operating executive. Prior to her appointment as President, Ms. Kintzel served as TaxAct’s Chief Financial Officer and Chief Operating Officer, beginning in 2006. Prior to TaxAct, Ms. Kintzel worked at AEGON USA Investment Management, a global life insurance and investment provider, as Vice President, Assistant Controller, and Senior Accounting Manager. Ms. Kintzel is a graduate of Mount Mercy College.

Bernard Luthi was appointed President of the Company’s Monoprice, Inc. subsidiary in July 2014. Prior to joining Monoprice, Mr. Luthi served as Chief Operating Officer of Rakuten.com (formerly Buy.com), which he joined in January 2012. At Buy.com, Mr. Luthi led operations, including logistics, customer service, legal, human resources, marketing, and public relations. Before his role at Buy.com, Mr. Luthi served as Senior Vice President of Marketing, Web Management, and Customer Service at Newegg, Inc. During his 20-year career in consumer electronics and e-commerce, Mr. Luthi has held positions at several leading online retailing and technology companies, including PC Mall and Ingram Micro. Mr. Luthi is a graduate of California State University, Los Angeles.

Peter Mansour was named President of the Company’s InfoSpace LLC subsidiary in August 2014. In this role, he oversees the operations of the InfoSpace internet search business and the HowStuffWorks digital content business, bringing more than 19 years of experience in mobile, local, and online marketing technology to the Company. Mr. Mansour joined InfoSpace from eBay, Inc., where he served as Vice President and General Manager of eBay’s Seattle office. Prior to eBay, Mr. Mansour worked at Microsoft in a variety of positions, most recently as General Manager, User Centric Advertising and Local Retail Integration. Mr. Mansour is a graduate of University of California, San Diego.

Roger Ochs is Chief Executive Officer of the Company’s HD Vest subsidiary. Mr. Ochs has served as President of HD Vest since 1999, and upon the acquisition of HD Vest by the Company in January 2016, he became HD Vest’s Chief Executive Officer. In this role, Mr. Ochs manages the day-to-day operations of HD Vest. He has held multiple management positions within the organization, overseeing sales, marketing and technical support for the company’s financial advisors. Prior to joining HD Vest in 1987, Mr. Ochs worked with Prudential-Bache Securities as a financial planner. Mr. Ochs earned his juris doctor from Southern Methodist University School of Law, a master of business administration degree from Trinity University and a bachelor of business administration degree from Angelo State University. He is licensed to practice law in the state of Texas and holds the CFP®, CLU and ChFC designations and many securities licenses.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (referred to as the “Committee” in this section) is composed entirely of independent directors and administers the executive officer compensation program of the Company. This Compensation Discussion and Analysis (“CD&A”) explains how the Committee designed and implemented the Company’s 2015 compensation programs with respect to the Named Executive Officers (“NEOs”).

Introduction

Named Executive Officers

This CD&A describes the compensation program generally applicable to all executive officers, but specifically discusses the compensation paid to the Company’s 2015 NEOs listed below:

•	William J. Ruckelshaus, former President and Chief Executive Officer

•	Eric M. Emans, Chief Financial Officer and Treasurer

•	JoAnn Z. Kintzel, President of TaxAct, Inc.

•	Bernard W. Luthi, President of Monoprice, Inc.

•	Peter M. Mansour, President of InfoSpace LLC

Mr. Ruckelshaus retired as the Company’s President and Chief Executive Officer effective March 31, 2016. John Clendening became the Company’s President and Chief Executive Officer effective April 4, 2016. See the CEO Succession section below for additional details regarding Mr. Clendening’s appointment as the Company’s President and Chief Executive Officer.

2015 Company Objectives

Blucora’s executive compensation program is designed to attract, motivate and retain highly skilled executives with the business experience that management and the Committee believe are necessary for achievement of Blucora’s long-term business objectives. The Company’s primary objectives for 2015 were to continue to operate, optimize, and grow its existing businesses and to continue to search for acquisition opportunities, both in its existing business segments and in potential new segments. The Company achieved one of these objectives by completing the acquisition of HD Vest on December 31, 2015. Through its subsidiaries, HD Vest operates the largest U.S. tax-professional-oriented independent broker-dealer, providing wealth management solutions to financial advisors nationwide. The transaction brings together HD Vest and the Company’s TaxAct business, the U.S. leader in DDIY tax preparation, and represents a substantial expanded addressable market for both companies

One of the methods the Committee uses to accomplish the Company’s objectives is to align the executive compensation program with these objectives through a cash incentive program that allocates a significant percentage of overall target compensation for executives to annual variable cash incentive bonuses based on operational and financial targets and equity awards that derive their value based on Company financial performance and the performance of the price of our common stock. The Committee also uses these market competitive executive compensation programs to attract and retain talented executives who can achieve the Company’s objectives.

This CD&A describe the means through which the alignment of compensation elements to Company objectives was achieved and the degree to which Company performance affected executive compensation.

Compensation Philosophy and Goals

The Company’s executive compensation program is designed to increase stockholder value by attracting and retaining executives who can execute on the Company’s goals and by aligning the interests of those executives with the goals and interests of the Company and its stockholders. The 2015 executive compensation program applied this philosophy to the Company’s 2015 operational objectives by establishing the following specific goals for the 2015 executive compensation program:

•

Align the compensation of executive management to the key operational and financial goals of the Company by making a significant portion of the compensation dependent upon achievement of specific Company and individual goals, particularly with respect to compensation from the annual performance-based cash bonus plan,

•

Provide compensation that is both fair to the Company and the executive and that attracts and retains talented and qualified executives through the use of competitive but reasonable salaries and equity grants,

•	Ensure stockholder-management alignment through the use of equity grants that derive their value based on Company financial performance and the performance of the price of our common stock.

Consideration of the 2015 Say-on-Pay Vote

The Company holds advisory votes on the compensation of the Company’s Named Executive Officers (“Say-on-Pay”) at every annual meeting of stockholders. Of the stockholders who cast a vote for or against the approval of the Company’s compensation of NEOs, 97.7 % voted for approval in 2015 and 97.0% voted for approval in 2014. Although the Committee did not make any specific changes as a result of the Say-on-Pay vote held in May 2015, the Committee does monitor and consider the results of Say-on-Pay votes and will continue to consider results from future advisory votes as appropriate when making compensation decisions.

CEO Succession

On March 12, 2016, the Board appointed John S. Clendening to serve as the Company’s President and Chief Executive Officer and member of the Board, effective April 4, 2016.

In connection with Mr. Clendening’s appointment as President and Chief Executive Officer, the Company entered into an employment agreement with him effective as of April 4, 2016 (the “Employment Agreement”). Under the Employment Agreement, Mr. Clendening is entitled to, among other things: (i) an annual base salary of $500,000; (ii) a target bonus of 100% of base salary; (iii) 500,000 restricted stock units and a non-qualified stock option to purchase 1,000,000 shares of the Company’s common stock, each to vest 15% on the date of grant and the remainder to vest one-third on the first anniversary of the effective date of the Employment Agreement and then in equal semi-annual installments over the next two years, subject to continued employment; (iv) if Mr. Clendening’s employment is terminated without cause or for good reason not in connection with a change of control of the Company, a lump sum payment equal to one and one-half times his then current base salary and target bonus and 18 months of COBRA premiums, subject to his signing a release; (v) if he is terminated within 12 months of a change of control of the Company, (a) a lump sum payment equal to two times his then current base salary and target bonus and 18 months of COBRA premiums and (b) full acceleration of all unvested equity awards and a two year post-termination exercise period for his options; (vi) reimbursement for relocation and other related expenses up to a maximum of $135,000; and (vii) reasonable attorneys’ fees and expenses related to the negotiation and preparation of the Employment Agreement up to a maximum of $30,000.

Elements of Compensation for 2015

The 2015 executive compensation program consisted of the following elements:

Annual Base Salary.    Each executive receives an annual base salary that is intended to provide a minimum fixed level of cash compensation that provides security and preserves an employee’s commitment during downturns in the relevant industries and/or equity markets. The Committee considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances the base salary with performance-based compensation elements to ensure that executive incentives are aligned with company objectives. The base salary is initially established by the Committee pursuant to employment agreements with the executives, and any annual changes thereafter are based on an evaluation of the Company’s performance and annual cash compensation budget, each executive’s performance, criticality and experience, comparative market data, and internal pay equity.

Annual Cash Incentive Bonus.    Executives are generally provided the opportunity to earn a variable performance-based cash incentive bonus. This bonus provides incentive for the achievement of the Company’s operational and financial goals as well as specific individual goals, assists in retaining, attracting, and motivating employees in the near term, and provides a balance to the volatility of short-term equity prices. Target annual bonuses, as a percentage of salary, are generally established pursuant to employment agreements. The performance measures for the bonus plan are tied to important Company metrics, such as Revenues and Adjusted EBITDA for the CEO and CFO and, for the other NEOs, operational and financial metrics for the businesses they lead, as well as individual performance goals, each analyzed independently of each other.

Annual Long-Term Equity Grants.    The Company’s long-term equity incentive program provides incentive for executives to focus on long-term fundamentals and thereby create long-term stockholder value. While they are primarily intended to maintain stockholder-management alignment, these awards also serve to reward promoted employees, attract and retain highly qualified executives, and maintain the Company’s competitive position compared to the compensation programs of peer companies (see discussion of the peer group below) and other companies with which the Company competes for talent.

The 2015 long-term equity incentive program consisted of the following types of grants:

Restricted Stock Units.    RSUs provide upside incentive when the value of the Company’s stock appreciates, but also provide some down market protection. Because RSUs vest into shares of Company stock, they serve to create stockholder-management alignment. They also have high retention value because they vest over a period of time, typically three years, and unvested RSUs are generally forfeited when an executive’s employment ends.

Stock Options.    Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because individuals do not realize substantial value from stock options unless our stock price significantly improves following grant. They also typically vest over three years, and unvested options are generally forfeited when an executive’s employment ends.

Compensation Decisions Made in 2015

In determining the compensation for the NEOs, the Committee generally focuses on “total target compensation,” which consists of base salary, target annual cash incentive bonus, and long-term equity incentive awards. In line with the Company’s compensation philosophy, the Committee determines the amounts of each element with the goal of balancing the need to attract and retain quality executives with the desire to align the financial interests of those executives with the interests of the Company and its stockholders.

Annual Base Salary

The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. The following table sets forth the annual base salaries approved for the NEOs for 2015 and 2014:

Name	2015	2014	% Change
William J. Ruckelshaus	$490,000	$475,000	3.2%
Eric M. Emans	$350,000	$325,000	7.7%
JoAnn Z. Kintzel	$300,000	$255,000	17.6%
Bernard W. Luthi	$320,000	$320,000	0%
Peter M. Mansour	$350,000	$350,000	0%

The salary adjustments made by the Committee for 2015 were intended to ensure that executives continue to be appropriately compensated, taking into account position responsibilities, individual performance, experience, comparable salaries at peer companies, and internal pay equity. Messrs. Ruckelshaus, and Emans received modest increases for 2015 and Ms. Kintzel received an 18% increase for 2015. The increases reflect both the Committee’s determinations regarding how their salaries compared to the market for similar positions at peer companies and the Committee’s consideration of the other elements listed above. For Ms. Kintzel, the 18% increase was based primarily on how her salary compared to the market for similar positions at peer companies. The base salaries for Messrs. Luthi and Mansour were set in their employment agreements, which were approved by the Committee in the third quarter of 2014.

Annual Cash Incentive Bonus Plan

The 2015 annual cash incentive bonus plan (the “2015 Executive Bonus Plan”) is based on the operational and financial metrics that the Committee considers to be the best proxies for the performance of each individual executive. The metrics used for Messrs. Ruckelshaus and Emans and were the Company’s 2015 financial targets for consolidated Blucora Revenue and consolidated Blucora Adjusted EBITDA. Ms. Kintzel’s and Messrs. Luthi’s and Mansour’s bonus plans were based on revenue and income for businesses that they lead. The plan also includes a discretionary subjective element based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance.

The target bonus for each NEO is calculated based on a percentage of base salary, which is generally initially set in an executive’s employment agreement. The actual amount of the bonus paid varies depending on the percentage of achievement of each element of the bonus plan for the year. Each element is calculated separately, based upon the performance for the applicable metric, the weighting of that element, and the target bonus amount. For each participating NEO, the target bonus percentage, the performance elements used, and the weighting of each element are set forth in the table below:

	Target bonus percentage (% of base salary)	Bonus performance elements (% of total bonus calculation)
Name		BCOR Revenue	BCOR Adjusted EBITDA	Segment Revenue	Segment Income	Other Segment Metrics	Discretionary
William J. Ruckelshaus	100%	20%	60%	—	—	—	20%
Eric M. Emans	60%	20%	60%	—	—	—	20%
JoAnn Z. Kintzel (1)	60%	—	—	20%	30%	30%	20%
Bernard W. Luthi	60%	—	—	40%	40%	—	20%
Peter M. Mansour (2)	60%	—	—	15%	40%	25%	20%

(1)	For Ms. Kintzel, the Other Segment Metrics consists of TaxAct Tax digital-do-it-yourself (“DDIY”) eFiles (20%) and eFiles by tax professionals (“Tax Prep eFiles”) (10%).
(2)	For Mr. Mansour the Other Segment Metrics consists of certain non-legacy search amounts (“Search Non-Legacy”) (25%).

The operational and financial metrics selected by the Committee for the 2015 Executive Bonus Plan reflect the responsibilities of each executive. For Messrs. Ruckelshaus and Emans and Finkelstein, the bonus plan is based on metrics tied to overall Company performance, and for Ms. Kintzel and Messrs. Luthi and Mansour, the bonus plan was primarily based on financial metrics tied to the businesses that they led. The Committee uses Revenue as a metric because it is a critical measure of the Company’s operations and growth. The Committee uses Adjusted EBITDA because it believes it is an important measure of the Company’s operating performance. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation expense and non-recurring and non-operating items. Specifically, Adjusted EBITDA focuses on the Company’s essential operating results by removing the impact of the Company’s capital structure (interest income from investments and interest expense from debt), asset base (depreciation and amortization), tax consequences, specified non-operating items, and specified non-cash items. A reconciliation of Adjusted EBITDA to the relevant GAAP financial figures can be found on page 38 and 39 of the 2015 Annual Report on Form 10-K. For Ms. Kintzel the Committee used revenue and income from the TaxAct business as well as metrics related to Tax DDIY and Prep eFiles, for Mr. Luthi and Mr. Mansour the Committee used revenue and income from the business segments they serve, and in the case of Mr. Mansour, certain non-legacy search amounts. The metrics for Messrs. Luthi and Mansour and Ms. Kintzel were considered by the Committee to be the best proxies for the growth and profitability of the businesses for which they are responsible.

As noted above, each NEO had a subjective discretionary element under the 2015 Executive Bonus Plan based on an assessment of individual performance. For all executives other than Mr. Ruckelshaus, that assessment is made by the Committee but is based in part on the judgment of Mr. Ruckelshaus regarding each executive’s performance. For Mr. Ruckelshaus, the Committee makes the assessment of performance based on the Committee’s judgment and on a performance evaluation conducted by the Board of Directors.

The bonus percentages paid to NEOs for performance against the 2015 Company operational and financial targets are calculated using the following scales:

2015 Bonus Performance and Payout Scales

Business Unit	Range of Financial Performance in Bonus Payout Scale (% of financial target)	Range of Bonus Payout (% of target bonus)
Consolidated Blucora	Threshold of 85% to Maximum of 115%	50% at Threshold to Cap of 165%
E-Commerce Segment	Threshold of 90% to Maximum of 110%	50% at Threshold to Cap of 165%
Tax Preparation Segment	Threshold of 95% to Maximum of 105%	50% at Threshold to Cap of 165%
Search Segment	Threshold of 90% to Maximum of 120%	50% at Threshold to Cap of 165%

The specific Company financial targets for 2015 for each metric used in calculating the NEO bonus payouts are set forth in the table below along with the Company’s actual performance for each of those metrics.

2015 Performance Targets vs. Actual Results (dollars in thousands)

Performance goal	Target	Actual	Achievement %
BCOR Revenue	$558,162	$469,764	85%
BCOR Adjusted EBITDA	$90,236	$77,273	86%
E-Commerce Segment Revenue	$170,448	$153,079	90%
E-Commerce Segment Income	$15,360	$9,495	62%
Tax Segment Revenue	$116,085	$117,687	102%
Tax Segment Income	$54,625	$55,467	105%
Tax DDIY eFiles	$6,203	$5,689	92%
Tax Prep eFiles	$1,655	$1,590	97%
Search Segment Revenue	$271,629	$198,998	74%
Search Segment Income	$36,708	$26,568	73%
Non-Legacy Search	$81,686	$17,690	22%

The following table sets forth, for each of the participating NEOs, the target annual incentive bonus for 2015, the achievement percentage for each element of the 2015 cash incentive bonus plan, and the earned annual bonus for 2015.

2015 Target Bonus and Performance Achievement

	Target Annual Bonus (% of Base Salary)		Performance Target Achievement (%)						2015 Earned Annual Bonus
Name	% of Base Salary	($)	BCOR Revenue	BCOR Adj. EBITDA	Segment Revenue	Segment Income	Other Segment Metric	Discretionary	($)	% of Target
William J. Ruckelshaus	100%	$490,000	50%	55%	—	—	—	33.3%	$241,897	49%
Eric M. Emans	60%	$210,000	50%	55%	—	—	—	100%	$131,670	63%
JoAnn Z. Kintzel	60%	$180,000	—	—	117%	165%	75%	100%	$180,630	100%
Bernard W. Luthi	60%	$192,000	—	—	50%	0%	—	75%	$67,202	35%
Peter M. Mansour	60%	$210,000	—	—	74%	73%	22%	90%	$37,800	18%

(1)	For Ms. Kintzel performance target achievement was 0% for Tax DDIY and 75% for Tax Prep eFiles.

Under the 2015 executive bonus plan, each NEO had a subjective discretionary element based on an assessment of individual performance. For all executives other than Mr. Ruckelshaus, that assessment is based in part on the judgment of Mr. Ruckelshaus regarding each executive’s performance. For Mr. Ruckelshaus, the Committee makes the assessment of performance based on a performance evaluation conducted by Committee. This discretionary element for 2015 accounted for 20% of the total target bonus for NEOs. To calculate the payout for the discretionary element, the percent achievement for the individual objectives was established at a level between 0% and 100%, and that achievement level was then multiplied by the level of achievement of the applicable financial performance metrics to produce the payout percentages. Based on its subjective evaluation of each NEO’s overall performance, partially informed by the annual performance evaluation for each NEO (conducted by the Board in the case of Mr. Ruckelshaus, and by Mr. Ruckelshaus in the case of the other NEOs), the Committee determined that the NEOs were entitled to a payout for the discretionary element at a rate of between 33.3% and 100% as set forth in the table above.

Annual Long-Term Equity Grants

For 2015, the Committee used a long-term equity compensation program consisting of RSUs and stock options. The factors considered by the Committee in determining the size of the grants made to the NEOs include past equity practices, the amount of equity held by each executive at the time, comparative market data with reference to our peer group, employment agreements entered into at the time of hire, and the Committee’s subjective evaluation of value provided by the executive. In general, the Committee attempts to align executive interests with stockholders by granting through the use of equity grants in the form of stock options and RSUs that derive their value based on Company financial performance and the performance of the price of our common stock, thus encouraging the executives to increase stockholder value. The volatility and the related potential for incentivizing excessive risk-taking inherent in stock options is partially offset by the relative stability of the RSUs grants, which vest into shares of common stock and thus increase or decrease in value in direct proportion to any increase or decrease in the price of the common stock. As noted above, the equity awards also have high retention value because they vest over a period of time, typically three years, and unvested RSUs are generally forfeited when an executive’s employment ends. Half of the value of Ms. Kintzel’s RSU award is time-based and half is a performance-based award that can be earned from 0% to 150 % of the target amount based on the achievement of certain Adjusted EBITDA goals for the Company’s Tax Preparation Segment over a one-year performance period. Any earned amounts as determined and certified by the Committee are converted into RSUs based on the market price of our common stock. The converted RSUs are subject to additional time vesting over three years. The Committee determined in the first quarter of 2016 that the performance-based award was earned at 120% of target.

2015 NEO equity grants are set forth in the following table:

	Stock Awards (RSUs)	Options	Total Equity Awards
William J. Ruckelshaus	$540,000	$1,260,000	$1,800,000
Eric M. Emans	$247,500	$577,500	$825,000
JoAnn Z. Kintzel	$650,000	$—	$650,000
Bernard W. Luthi	$200,000	$—	$200,000
Peter M. Mansour	$—	$—	$—

See “Grants of Plan-Based Awards in 2015” under “Compensation of Named Executive Officers” below for further specific information on equity grants to NEOs in 2015.

Realizable 2015 Pay

The Compensation Committee believes that an NEO’s actual compensation should reflect the Company’s performance. The substantial majority of NEO compensation is composed of variable cash bonus awards and equity awards that derive their value based on Company financial performance and the performance of the price of our common stock. As a result, much of the NEOs’ target total compensation opportunity is “at risk”, and there can be no assurance that the target amount of the bonuses will be awarded, that the grant date fair values reported for the equity awards will reflect their actual economic value, or that comparable amounts will ever be realized by the NEOs.

This risk is illustrated in the table below, which compares the 2015 target total compensation for Mr. Ruckelshaus, President and CEO, to the actual realizable pay at the end of 2015. As described above, while the base salary amount is fixed, the cash bonus amount depends on Company and individual performance, the value of the RSU grants vary with the price of the Company’s common stock, and the value of the option grants are dependent on the price of the common stock rising above the price on the date of grant. The equity amounts listed below are the targets set by the Committee, and approximately reflect the grant date fair values reported in the Summary Compensation Table below. The Realizable Pay equity amounts listed below assume 100% acceleration of the 2015 equity grants as of December 31, 2015 and the closing price of the common stock on that date (i.e., $9.80). Since none of these awards had actually vested at that time, the amount actually realized by Mr. Ruckelshaus, if any, upon vesting and exercise may vary from this figure. The amounts for the bonus payouts and the salaries are the actual amounts paid for 2015.

Target Versus Realizable Pay: William Ruckelshaus, President and CEO

	Salary	Bonus	RSUs	Options	Total
Target Total Compensation	$490,000	$490,000	$540,000	$1,260,000	$2,780,000
Realizable Pay at Dec. 31, 2015	$490,000	$241,897	$408,013	$—	$1,139,910

Compensation Process and Policies

Compensation Process

The Committee seeks to design a compensation program that applies the Company’s compensation philosophy and creates incentives to achieve the Company’s objectives. To achieve this goal, the Committee receives input from a number of sources, including management, employees, and its independent compensation consultant, Compensia, Inc. (“Compensia”).

Although the Committee considers these sources of information, it uses its own discretion, based on the experience, knowledge, and diligence of its own members, to determine the compensation elements used in the compensation program and the value of each element for each of the executives. This discretion is, by its nature, subjective. There is no set formula for how the Committee determines exactly how much value it places on any one element, or how any one element will compare to another element. The Board has selected the Committee members for their experience and abilities in determining compensation, and the Committee feels that a subjective determination by its members, after consideration of objective sources, is the most appropriate way for it to exercise its duties to the Board, to the Company, and to stockholders.

Advisors Used in Compensation Determinations

Independent Consultant.    The Committee has engaged Compensia as its independent compensation consultant to provide advice with respect to non-employee director and executive officer compensation matters. The Committee solely approved all engagement fees and other retention terms of Compensia and determined Compensia’s responsibilities. During 2015, Compensia reviewed and recommended updates for the Company’s peer group, provided advice with respect to executive and director compensation and modeling of the number of shares to include in the proposed amendment to the Plan. The Committee’s engagement of Compensia for 2015 included a market study of relevant compensation elements for the executive officers, which the Committee used to assess market conditions and the competitiveness of the existing compensation program. Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices. The Committee has assessed the independence of Compensia pursuant to applicable SEC and NASDAQ rules and concluded that Compensia’s work for the Committee does not raise any conflict of interest.

Management and Other Employees.    Compensia and the Committee consulted regularly with our CEO, CFO, and General Counsel regarding the design and implementation of the 2015 executive compensation program. Matters consulted on include the Committee’s compensation philosophy and objectives; review of the experience, current performance, and other subjective factors for each executive officer; the preferred performance metrics and performance targets for the annual bonus program; the recommended adjustments for performance metrics; and other financial and operational issues related to compensation. The Committee has historically consulted with the CEO and CFO because they have significant involvement in and knowledge of the Company’s business goals, strategies, and performance; the overall effectiveness of executive officers; and each person’s individual contribution to the Company’s performance. The Company’s General Counsel was also consulted regarding legal issues related to compensation.

The Committee takes management’s recommendations into consideration, but retains the discretion to modify such recommendations, and reviews such recommendations for their reasonableness based on its compensation philosophy and related considerations. The CEO, CFO, and Chief Legal and Administrative Officer are regularly invited to attend Committee meetings. The Committee generally meets in executive session outside the presence of management to discuss compensation issues and to review the performance of, and determine the compensation of, the CEO, CFO, and Chief Legal and Administrative Officer. The Company’s legal advisors, human resources department, and corporate accounting department also support the Committee in developing and administering the Company’s compensation plans and programs.

Peer Group

The Committee upon the advice of Compensia periodically adjusts the peer group to ensure continued appropriateness in light of the Company’s financial and business characteristics. In 2014, Compensia provided peer group comparison data for the Company’s executive officers with respect to salary, annual cash incentive bonus, and equity grants. The Committee used this data for background and context when setting the amounts of the various compensation elements for 2015, but did not tie any compensation decisions directly to this data. The peer group recommended by Compensia and approved by the Committee for comparison of 2015 compensation consisted of 19 companies, primarily in the Internet software and services industry, with similar revenue range and market cap as Blucora. This group of 19 companies, which is the same peer group as used for 2014 compensation, is as follows:

• Bankrate	• Digital River	• Shutterfly

• Blue Nile	• j2 Global	• United Online

• comScore	• Liquidity Services	• ValueClick

• Constant Contact	• Monster Worldwide	• Web.com Group

• Costar Group	• NIC	• WebMD Health

• DealerTrack Holdings	• Orbitz Worldwide

• Demand Media	• Pandora Media

Compensation Policies

In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incent executives and to protect Company and stockholder interests.

Executive Employment Agreements; Severance Payments.    The Company uses employment agreements to retain and attract highly qualified executives in a competitive market and has employment agreements with all of its executive officers. The Company believes that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The employment agreements generally include a specific base salary and a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan. The employment agreements also include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. See Potential Payments upon Termination of Employment below.

Timing and Pricing of Share-Based Grants.    The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. In accordance with the Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by NASDAQ) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant).

Executive Incentive Compensation Recoupment Policy.    Pursuant to the Company’s Executive Incentive Compensation Recoupment Policy, if the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, then the Company shall, to the extent permitted by law, require reimbursement from current and former executive officers for incentive compensation awarded or received by them at any time during the three-year period preceding the date on which the Company is required to prepare the restatement, to the extent such executive officer is determined to have engaged in fraud or intentional illegal conduct materially contributing to such restatement, as determined by the Board of Directors in its sole discretion. The right to recoupment set forth in the policy includes recoupment of both cash and equity and is in addition to any other rights that the Company may have against any executive officer, including any remedies at law or in equity. The policy is administered by the Committee.

Prohibition Against Short Selling, Hedging, or Pledging of Company Securities.    The Company’s Insider Trading Policy prohibits any director, officer, or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers, and employees from pledging the Company’s securities as collateral for loans.

Perquisites.    The Company has historically maintained a conservative approach to providing perquisites to executive officers. The limited perquisites offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites offered to executives are generally offered to all employees. Although offered to all employees, the $150,000 life insurance plan, for which the Company pays the premium, is not offered at the same level to every employee for which the Company pays the premium. The life insurance plan provides a benefit of two times the annual salary of each employee, capped at $150,000. All employees with a salary of at least $75,000 enjoy the same benefit offered to the executive officers. In addition, although all employees receive a mobile technology stipend, executives receive a $150 per month stipend, while directors and vice presidents receive $100 per month and all other salaried employees receive $50 per month.

Limits on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the principal financial officer). The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The Committee considers, among other things, the impact of this exclusion for performance-based compensation when developing and implementing our executive compensation programs. While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes. Therefore, amounts paid under any of our executive compensation programs may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning 2015 compensation for each of the 2015 Named Executive Officers, and prior year compensation to the extent applicable:

Name and principal position	Year	Salary	Bonus (1)	Stock awards (2)	Option awards (2)	Non-equity incentive plan compensation (3)	All other compensation (4)	Total
William J. Ruckelshaus	2015	$490,000	—	$539,993	$1,319,816	$241,897	$14,533	$2,606,239
Chief Executive Officer and President	2014	$475,000	—	$584,972	$1,342,732	$47,500	$11,595	$2,461,799
	2013	$450,000	—	$823,140	$1,094,270	$450,450	$10,515	$2,828,375
Eric M. Emans	2015	$350,000	—	$247,494	$604,915	$131,670	$13,009	$1,347,088
Chief Financial Officer and Treasurer	2014	$325,000	—	$266,988	$612,830	$39,000	$10,149	$1,253,967
	2013	$300,000	—	$129,120	$527,238	$191,700	$9,330	$1,157,388
JoAnn Z. Kintzel	2015	$300,000	—	$649,989	—	$180,630	$10,667	$1,141,286
President of TaxAct, Inc.	2014	$255,000	—	$194,991	$447,576	$153,000	$6,850	$1,057,417
	2013	$240,000	—	$96,840	$368,071	$151,823	$3,080	$859,814
Bernard W. Luthi (5)	2015	$320,000	—	$199,997	—	$67,202	$11,014	$598,213
President of Monoprice, Inc.	2014	$151,388	$109,951	$239,992	$567,184	—	$3,939	$1,072,454
Peter M. Mansour (5)	2015	$350,000	—			$37,800	$12,321	$400,121
President of InfoSpace LLC	2014	$84,808	$150,055	$1,499,991	$662,145	—	$421	$2,397,420

(1)	Bonus consists of signing bonuses provided to Mr. Luthi and Mr. Mansour and pro-rated amounts provided to Mr. Luthi and Mr. Mansour in lieu of their participation in the 2014 Executive Bonus Plan.
(2)	Stock awards consist of RSUs granted under the 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting. Option awards consist of options granted under the 1996 Plan to purchase shares of our common stock. The dollar amount for stock and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. Assumptions used in the valuation of stock and option awards granted in 2015 are discussed in “Note 11: Stock-based Compensation” of the Notes to Consolidated Financial Statements (Part II Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value of stock awards for Ms. Kintzel for 2015, which are comprised of time-based and performance-based RSUs, includes the grant date fair value for the performance-based RSUs calculated based on the target level of payout for the award. The total aggregate grant date fair value of Ms. Kintzel’s stock awards, including the time-based RSUs and the performance-based RSUs assuming the highest level of payout for performance against assigned targets would be $812,489.
(3)	Non-equity incentive compensation consists of amounts earned under the Executive Bonus Plan for the applicable year and paid out upon final determination of the amounts by the Compensation Committee.
(4)	All other compensation in 2015 consists of perquisites that are primarily non-discriminatory fringe benefits generally available to employees, such as the 401(k) employer’s match, mobile communications reimbursement, and life insurance premiums. That compensation is as follows:

Name	401(k) match	Mobile communications reimbursement	Health club subsidy	Life insurance premiums	Parking benefit	Total
William J. Ruckelshaus	$10,600	$1,800	$360	$573	$1,200	$14,533
Eric M. Emans	$10,600	$1,800	$360	$249	—	$13,009
JoAnn Z. Kintzel	$8,580	$1,800	—	$287	—	$10,667
Bernard W. Luthi	$10,600	—	—	$414	—	$11,014
Peter M. Mansour	$10,147	1,800	—	$374	—	$12,321

(5)	Mr. Luthi and Mr. Mansour became executive officers of the Company upon their hire dates of July 14, 2014 and October 6, 2014, respectively.

Employment Agreements.    The Company has entered into an employment agreement with each of its NEOs (see “Compensation Discussion and Analysis” above for further details) that establishes their initial base salary and target incentive bonus. The Compensation Committee reviews these amounts on an annual basis, and adjusts them as appropriate. Mr. Ruckelshaus’s salary, as set forth in his December 2012 amended and restated employment agreement, was adjusted by the Compensation Committee to $490,000 for 2015, with a target incentive bonus at 100% of his base salary. Mr. Ruckelshaus resigned from the Company effective March 31, 2016. Mr. Emans’ base salary, as set forth in his January 2015 amended and restated employment agreement, was adjusted by the Compensation Committee to $350,000 for 2015, with a target incentive bonus of 60% of his base salary. Ms. Kintzel’s January 2015 amended and restated employment agreement set her base salary at $300,000, with a 60% target incentive bonus. Mr. Luthi’s July 2014 agreement set his base salary at $320,000, with a 60% target incentive bonus. Mr. Mansour’s October 2014 agreement, set his base salary at $350,000, with a 60% target incentive bonus.

2015 Grants of Plan-Based Awards

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by the Company to the NEOs in 2015:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards (1)			Estimated possible payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price per share of option awards	Grant date fair value of stock and option awards (3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
William J. Ruckelshaus	1/14/2015	—	—	—	—	—	—	41,634	—	—	$539,993
	1/14/2015	—	—	—	—	—	—	—	359,444	$12.97	$1,319,816
		$49,000	$490,000	$744,800	—	—	—	—	—	—	—
Eric M. Emans	1/14/2015	—	—	—	—	—	—	19,082	—	—	$247,494
	1/14/2015	—	—	—	—	—	—	—	164,745	$12.97	$604,915
		$21,000	$210,000	$319,200	—	—	—	—	—	—	—
JoAnn Z. Kintzel	1/14/2015	—	—	—	—	—	—	25,057	—	—	$324,989
	1/14/2015	—	—	—	$162,500	$325,000	$487,500	—	—	—	$325,000
		$18,000	$180,000	$273,600	—	—	—	—	—	—	—
Bernard W. Luthi	1/14/2015	—	—	—	—	—	—	15,420	—	—	$199,997
		$38,400	$192,000	$291,840	—	—	—	—	—	—	—
Peter M. Mansour	—	—	—	—	—	—	—	—	—	—	—
		$15,750	$210,000	$319,200	—	—	—	—	—	—	—

(1)	Represents the possible range of possible cash payouts under the 2015 annual cash incentive bonus plan. Actual amounts earned, as determined by the Committee in the first quarter of 2016, are reflected in the 2015 Summary Compensation Table under Non-Equity Incentive Plan Compensation. See “Compensation Discussion & Analysis – Elements of Compensation for 2015 – Annual Cash Incentive Bonus Plan.”
(2)	Represents the possible range of payout amounts under performance-based RSUs, which can be earned from 0% to 150% of the target amount, based on the achievement of certain 2015 Adjusted EBITDA goals for the Company’s Tax Preparation Segment over a one-year performance period. The earned amount as determined and certified by the Committee in the first quarter of 2016 was $390,000 based on 104.1% achievement of the performance goals, which entitled Ms. Kintzel to 120% of the target value. This amount was converted into 45,614 time-based RSUs calculated based on the closing price of our common stock on the date of conversion. The time-based RSUs vest 33.33% on the date of conversion, 33.33% on January 2, 2017 and 33.34% on January 2, 2018 subject to continued employment.
(3)	The dollar amount for stock and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. Assumptions used in the valuation of stock and option awards granted in 2015 are discussed in “Note 11: Stock-based Compensation” of the Notes to Consolidated Financial Statements (Part II Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2015. The grant date fair value for Ms. Kintzel’s performance-based RSUs was calculated based on the target level of payout for the award. See footnote (2) to the Summary Compensation Table.

Non-equity Incentive Plan Awards.    The estimated possible payouts show the potential value of the payout for each NEO under the 2015 Blucora Executive Bonus Plan if the threshold, target, or maximum performance measure goals are satisfied, as described in the CD&A above. The possible payouts were performance-driven and therefore were completely at risk. As described in the CD&A, the targets are set to be challenging and to require significant effort for their achievement. The threshold amount described above is based on meeting only the smallest of the financial performance goals at the threshold range, and assumes that the percentage that can be awarded for individual discretionary objectives is not achieved. Actual payments under these awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Stock Awards and Option Awards.    All other stock awards and all other option awards consist of RSUs and stock options granted under the Plan and 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting, and the options represent the right to purchase shares of our common stock. The exercise or base price per share of option awards column consists of the strike price for options granted. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table sets forth information concerning unexercised options and unvested RSUs outstanding as of December 31, 2015 for each of the NEOs:

		Options Awards (1)					Stock Awards (1)
		Number of securities underlying unexercised options			Option exercise price/share($)	Option expiration date	Number of shares or units of stock that have not vested (1)(#)	Market value of shares or units of stock that have not vested (2)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (3)
Name	Grant date	Exercisable	Not exercisable
William J. Ruckelshaus	6/4/2009	7,500	—		$7.19	6/4/2016	—	—	—
	5/11/2010	11,100	—		$8.74	5/11/2017	—	—	—
	6/15/2011	800,000	—		$8.74	6/15/2018	—	—	—
	1/3/2012	200,000	—		$11.39	1/3/2019	—	—	—
	1/2/2013	—	—		$—	—	8,496	83,261	—
	1/2/2013	183,348	36,652		16.14	1/2/2020	—	$—	—
	1/2/2014	—	—		$—	—	10,180	99,764	—
	1/2/2014	80,770	80,768		28.73	1/2/2021	—	$—	—
	1/14/2015	—	—		$—	—	41,634	408,013	—
	1/14/2015	—	359,444		12.97	1/14/2022	—	$—	—

Eric M. Emans	5/11/2009	52,500	—		$7.10	5/11/2016	—	—	—
	3/29/2010	25,000	—		$10.78	3/29/2017	—	—	—
	11/17/2011	125,000	—		$8.51	11/17/2018	—	—	—
	1/2/2013	88,341	17,659		$16.14	1/2/2020	—	—	—
	1/2/2013	—	—		$—	—	1,332	13,054	—
	1/2/2014	36,865	36,862		28.73	1/2/2021	—	$—	—
	1/2/2014	—	—		$—	—	4,646	45,531	—
	1/14/2015	—	164,745		12.97	1/14/2022		$—	—
	1/14/2015	—	—		$—	—	19,082	187,004	—

JoAnn Z. Kintzel	1/31/2012	66,700	—	(3)	$12.31	1/31/2019	—	—	—
	1/31/2012	—	—		—	—	—	—	—
	1/2/2013	61,672	12,328		$16.14	1/2/2020	—	—
	1/2/2013	—	—		—	—	999	$9,790	—
	1/2/2014	26,924	26,922		$28.73	1/2/2021	—	—	—
	1/2/2014	—	—		—	—	3,392	$33,242	—
	1/14/2015	—	—		—	—	25,057	$245,559	—
	1/14/2015	—	—		—	—	—	—	$373,750

Bernard W. Luthi	7/14/2014	37,458	74,927		$17.44	7/14/2021	—	—	—
	7/14/2014	—	—		—	—	9,174	$89,905	—
	1/14/2015	—	—		—	—	15,420	$151,116	—

Peter M. Mansour	10/6/2014	50,000	100,000		15.34	10/6/2021	—	$—	—
	10/6/2014	—	—		—	—	65,188	$638,842	—

(1)	Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date, except as noted below.
(2)	The market value of unvested RSUs is based on the closing price of our common stock on December 31, 2015, which was $9.80 per share.

(3)	Performance-based RSUs can be earned from 0% to 150% of the target amount shown above in the table. The earned amount will be converted into a number of time-based RSUs based on our common stock price on the date of conversion. As of December 31, 2015, the award was expected to pay out at 115% of target value. See 2015 Grants of Plan-Based Awards for a further description of the performance-based RSUs.

2015 Option Exercises and Stock Vested

The following table sets forth for each of the NEOs the number of shares acquired upon exercise of stock options and vesting of RSUs during 2015, and the value realized upon such exercise and vesting. The value realized upon exercise of stock options and vesting of RSUs is before the withholding of any taxes.

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
William J. Ruckelshaus	7,500	$32,700	33,848	$504,261
Eric M. Emans	47,000	$146,837	7,314	$105,527
JoAnn Z. Kintzel	—	$—	8,727	$122,902
Bernard W. Luthi	—	$—	4,587	$74,218
Peter M. Mansour	—	$—	32,595	$460,893

(1)	The value realized on exercise was calculated by multiplying the number of shares acquired upon exercise of stock options by the difference between the market price of the Company’s common stock per share upon exercise and the exercise price per share.
(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

Potential Payments upon Termination of or Change in Control

Termination or Change in Control as of December 31, 2015

The following table sets forth the estimated incremental payments of severance and/or benefits that would be provided to each of the NEOs or his or her estate in the event of such executive officer’s termination of employment in connection with a change of control or significant corporate transaction, termination by the Company without cause, or by the employee for good reason, death, or disability, as of December 31, 2015:

Name	Salary-based payment (1)	Other cash (2)	Health benefits	Stock options (3)	Stock awards (3)	Total
William J. Ruckelshaus
Without cause/constructive termination	$490,000	$490,000	$21,311	—	—	$1,001,311
Without cause/constructive termination in connection with change of control or significant corporate transaction	$712,500	$712,500	$31,966	—	$591,038	$2,048,004
Death	$112,500	$250,000	—	—	—	$362,500
Disability	$225,000	—	—	—	—	$225,000
Eric M. Emans
Without cause/constructive termination	$350,000	—	$21,311	—	—	$371,311
Without cause/constructive termination in connection with change of control	$350,000	$210,000	$21,311	—	$245,589	$826,900
Death	$81,250	$250,000	—	—	—	$331,250
Disability	$162,500	—	—	—	—	$162,500
JoAnn Z. Kintzel
Without cause/constructive termination	$300,000	—	$18,023	—		$318,023
Without cause/constructive termination in connection with change of control or significant corporate transaction	$300,000	$180,000	$18,023	—	$288,591	$786,614
Death		$150,000	—	—		$150,000
Disability		—	—	—
Bernard W. Luthi
Without cause/constructive termination	$320,000	192,000	$23,414	—	—	$535,414
Without cause/constructive termination in connection with change of control or significant operating unit transaction	$320,000	$192,000	$23,414	—	$241,021	$776,435
Death	$80,000	$200,000	—	—	—	$280,000
Disability	$160,000	—	—	—	—	$160,000
Peter M. Mansour
Without cause/constructive termination	$350,000	$210,000	$19,492			$579,492
Without cause/constructive termination in connection with change of control or significant operating unit transaction	$350,000	$210,000	$19,492	—	$288,591	$868,083
Death		$250,000	—	—		$250,000
Disability		—	—	—		$—

(1)	Consists of the NEO’s annual salary multiplied by the applicable multiplier, if any.
(2)	Generally consists of the NEO’s target bonus multiplied by the applicable multiplier, if any. The amount for Death includes a $250,000 life insurance policy payable upon death of employee for all NEOs except Mr. Luthi and Ms. Kintzel, whose amount for Death includes life insurance policy payable upon death of employee of $200,000 and $150,000, respectively.
(3)	The value of the option awards and RSUs that vest is based on the closing price of our common stock on December 31, 2015, which was $9.80 per share.

The Company has entered into employment agreements with each of its NEOs that include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances. The following sections describe and explain the specific circumstances that would trigger the amounts set forth in the table above.

Termination without Cause and Constructive Termination or Resignation for Good Reason.    Under the agreements in place on March 31, 2016, all of the NEOs receive similar benefits if they are terminated by Blucora without cause or there is a constructive termination. Under these circumstances, the NEO is entitled to severance benefits of a one-time lump sum payment equal to 100% of his or her then-current annual salary, and a lump sum payment equal to 12 months of COBRA insurance benefits. Messrs. Ruckelshaus, Luthi and Mansour would also receive a lump sum payment equal to their respective annual target bonus.

In general, “cause” is defined as misconduct that is criminal, dishonest, fraudulent, or in violation of the Company’s Code of Ethics and Conduct or other written policy, failure to perform job duties, breach of confidentiality, or an obstruction of any internal or governmental investigation. “Constructive termination” includes a material reduction in base salary, duties, authority or responsibilities, or for Messrs. Ruckelshaus and Luthi, title (reporting structure alone is insufficient), or a requirement that the NEO relocate more than 25 miles.

Change in Control or a Significant Company or Operating Unit Transaction.    A fundamental feature of the change of control provisions in the employment agreements is that the benefits generally have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions do not contain a Section 280G tax gross-up. The Committee believes that the foregoing change of control provisions are in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. In addition, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that are competitive with those of other companies. The only exception to the double-trigger feature described above is the single-trigger equity acceleration provided to Mr. Mansour in the event of the sale of the InfoSpace LLC business unit that he leads, but this exception is limited to that specific circumstance and would not apply in the instance of a change of control of Blucora, Inc.

Under the agreements in place as of March 31, 2016, the consequences for a change in control are similar for all NEOs. With regard to Mr. Ruckelshaus, if the Company terminates him without cause or if he terminates for good reason during the 2-month period prior to or the 12-month period following a change in control or a “Significant Company Transaction” (defined as certain acquisition transactions with a transaction value of $100 million or more in the aggregate), Mr. Ruckelshaus would receive a severance payment equal to 150% of his base salary, 150% of his target bonus amount and 18 months of COBRA insurance. In the event of a change in control, Messrs. Emans, Luthi and Mansour and Ms. Kintzel would each receive a severance payment equal to 100% of base salary, 100% of his or her target bonus amount and 12 months of COBRA insurance. The outstanding equity awards would fully vest and remain exercisable until the earlier of expiration or 24 months in the case of Mr. Ruckelshaus and Mr. Emans or 12 months in the case of Messrs. Mansour and Luthi, and Ms. Kintzel. Messrs. Luthi and Mansour and Ms. Kintzel would receive similar benefits in the event of a “Significant Operating Unit Transaction” (defined as the sale of the business unit they lead).

A change in control for all NEOs is defined as any of the following: (i) acquisition of 50% of the voting power of the Company’s outstanding securities by any person or through a merger or acquisition of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company or substantially all of its assets, or (iv) a change in composition of the Board of Directors such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority, or a director appointed by directors so nominated). “Good reason” includes a material reduction in base salary, target bonus, duties, authority, responsibilities, or reporting relationship, or for Messrs. Ruckelshaus and Luthi, title, or a requirement that the NEO relocate more than 25 miles.

The Company’s recent purchase of HD Vest qualifies as a “Significant Company Transaction” under the employment agreement with Mr. Ruckelshaus. On March 31, 2016, Mr. Ruckelshaus’ employment with the Company terminated, thereby triggering under his employment agreement severance payments, the immediate vesting in full of his outstanding equity awards, and a 24-month exercise period with respect to his stock options. As a result, in April 2016 the Company paid Mr. Ruckelshaus a severance payment of approximately $1.5 million, representing the sum of 150% of his base salary, 150% of his target bonus, and a lump sum equal to 18 months of COBRA insurance premiums. In addition, in connection with the transition to a new President and Chief Executive Officer, Mr. Ruckelshaus entered into a Consulting Agreement with the Company pursuant to which Mr. Ruckelshaus will provide up to ten hours per month of transition consulting services. In consideration for such services, the Company agreed to pay Mr. Ruckelshaus a lump sum payment of $10,000 and extend the exercise period of his stock options for an additional 12 months, thereby extending the exercise period of his options for a total of 3 years from his termination date.

Significant Operating Unit Transaction.    The employment agreements of Mr. Mansour and Ms. Kintzel also provide that, in the event of a Significant Operating Unit Transaction, all of their then outstanding time-vesting equity awards will fully vest and such equity awards will remain exercisable until the earlier of 12 months or expiration. On January 22, 2016, Mr. Mansour’s agreement was amended to provide that, in the event of the sale of the InfoSpace LLC business, Mr. Mansour will be entitled to the payment of certain sale bonuses to be calculated at the time of such sale.

Relocation or Change in Management.    Mr. Eman’s agreement was amended on January 22, 2016 to provide that, in the event of a relocation of Mr. Emans’ position within 24-months of the acquisition of HD Vest or the termination of Mr. Emans’ employment within 12-months of the hiring of a new CEO, Mr. Emans will be entitled to severance benefits of a one-time lump sum payment equal to 100% of his then-current annual salary and his then-current target bonus amount, a lump sum equal to 12 months of COBRA insurance premiums, accelerated vesting of outstanding equity awards and the extension of the exercise period for all outstanding stock options to 24 months.

Death.    Under the agreements in place as of March 31, 2016 for all NEOs, death entitles the NEO’s beneficiary to receive a lump sum payment equal to three months’ base salary.

Disability.    Under the agreements in place as of March 31, 2016 for all NEOs, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one year period) entitles the NEO to receive a lump sum payment equal to six months base salary.

Required Release.    Prior to receiving severance for any termination, an NEO is required to sign the Company’s standard release, which includes, among other terms, a confidentiality provision with an unlimited duration, a non-competition provision with one-year duration, and a non-solicitation provision with a one-year duration.

BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish Blucora with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by the Company or filed with the SEC, and written representations from certain reporting persons, Blucora believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2015, except that the following forms were inadvertently filed late for Roger C. Ochs: (i) a Form 3 following his becoming an officer of the Company in connection with Blucora’s acquisition of HD Vest and (ii) a Form 4 relating to a grant of stock options on January 1, 2016. These filings were made on February 5, 2016.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of Blucora as of March 28, 2016, as to: (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock; (ii) each director and each nominee for director of Blucora; (iii) each of the Named Executive Officers named in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of Blucora is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by Blucora. Unless otherwise indicated below, and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares listed below:

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly		Number of Shares That Can Be Acquired Within 60 Days of March 28, 2016		Shares Beneficially Owned (1)

			Options	RSUs	Number		Percent of Class
5% Stockholders
FMR LLC	3,853,387		—	—	3,853,387	(2)	9.4%
245 Summer Street
Boston, MA 02210
BlackRock, Inc.	3,988,714		—	—	3,988,714	(3)	9.7%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	3,385,380		—	—	3,385,380	(4)	8.3%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group	3,024,971		—	—	3,024,971	(5)	7.4%
100 Vanguard Blvd.
Malvern, PA 19355
First Trust Portfolios L.P.	2,718,779		—	—	2,718,779	(6)	6.6%
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187
Man Group Plc	2,265,132		—	—	2,265,132	(7)	5.5%
Riverbank House
2 Swan Lane
London EC4R 3 AD
United Kingdom
Directors
John E. Cunningham, IV	42,708	(8)	96,858	8,744	148,310	(8)	*
David H.S. Chung	28,884		45,194	10,308	84,386		*
Lance G. Dunn	32,141		56,294	6,558	94,993		*
Steven W. Hooper	31,634		62,394	6,558	100,586		*
Elizabeth J. Huebner	28,384		72,594	6,558	107,536		*
William J. Ruckelshaus	164,692		1,759,582	34,543	1,958,817		3.2%
Andrew M. Snyder and Cambridge Information Group, Inc.	2,016,094	(9)	67,394	6,558	2,090,046	(9)	4.3%
111 W 57th Street
New York, NY 10019
Christopher W. Walters	17,803		24,021	8,424	50,248		*
Mary S. Zappone	3,971		16,075	6,558	26,604		*
Named Executive Officers
Eric M. Emans	72,987		360,065	—	433,052		*
JoAnn Z. Kintzel	44,804		176,600	—	221,404		*
Bernard W. Luthi	27,658		56,193	—	83,851		*
Peter M. Mansour	85,056		50,000	—	135,056		*
All current directors and executive officers as a Group (16 persons)	2,605,391		2,943,321	98,091	5,646,803		10.4%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 28, 2016, if any, or RSUs held by that person that vest within 60 days of March 28, 2016, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2016, by FMR LLC (“FMR”). FMR is an investment advisor/manager to certain funds and as investment advisor/manager, FMR possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. FMR disclaims beneficial ownership of the shares held by the funds. FMR reported it did not have sole voting power with respect to any of the shares and sole dispositive power with respect to 3,853,387 shares.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on January 25, 2016, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power with respect to 3,988,714 shares and sole dispositive power with respect to 3,988,714 shares.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2016, by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power with respect to 3,254,388 shares and sole dispositive power with respect to 3,385,380 shares.
(5)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016, by The Vanguard Group. (“Vanguard”). Vanguard reported it had sole voting power with respect to 50,542 shares and sole dispositive power with respect to 2,970,429 shares.
(6)	Based on information contained in Schedule 13G filed with the SEC on February 1, 2016, by The Charger Corporation, First Trust Portfolios L.P. and First Trust Advisors L.P. The Charger Corporation is the General Partner of both First Trust Portfolios L.P. and First Trust Advisors L.P. First Trust Portfolios L.P. acts as sponsor of certain unit investment trusts. Neither First Trust Portfolios L.P., First Trust Advisors L.P. nor The Charger Corporation have the power to vote the shares of the issuer held by these unit investment trusts sponsored by First Trust Portfolios L.P. Each of First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation disclaims beneficial ownership of the shares of the investment unit trusts.
(7)	Based on information contained in Schedule 13G/A filed with the SEC on February 11, 2016, by the Man Group Plc (“Parent Company”). The Parent Company controls Numeric Investors LLC (the “Investment Manager”) which serves as an investment manager to certain funds and/or managed accounts (the “Numeric Funds”). The Investment Manager, which serves as the investment manager to each of the Numeric Funds, may be deemed to be the beneficial owner of all of the shares owned by the Numeric Funds. The Parent Company, which indirectly, through various intermediate entities, controls the Investment Manager and AHL Partners LLP (the “Additional Investment Manager”), may be deemed to be the beneficial owner of all the shares owned by the Numeric Funds and the Additional Funds. The Parent Company disclaims any beneficial ownership of shares held by the Numeric Funds and the Additional Funds.
(8)	Includes 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.
(9)	Includes 1,990,460 shares of common stock held by Cambridge Information Group LLC, for which Mr. Snyder is the CEO and 60,000 shares of common stock held by CIG Equity Partner LLC, a subsidiary of Cambridge Information Group LLC, for which Mr. Snyder serves as Chairman.

Ownership Limitations

Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). Our certificate of incorporation (the “Charter”) was amended in 2009 to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.

In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. The Company intends to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

STOCK PERFORMANCE

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Set forth below is a line graph comparing the cumulative total stockholder return of our common stock to the cumulative total return of (i) the NASDAQ Index and (ii) the NASDAQ Internet Index for the five-year period ending on December 31, 2015, in all cases assuming the full reinvestment of dividends.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of Blucora is unaware of any other matters to be submitted at the meeting. If any other matters come before the meeting, the persons named as proxies in the accompanying form of proxy will vote the shares represented in their discretion.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2017 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004 no later than December 30, 2016 and must otherwise be in compliance with applicable SEC rules.

Any stockholder nomination of a candidate for election to our Board of Directors, and any stockholder proposal of other business intended to be presented for consideration at the 2017 annual meeting of stockholders (but that will not be included in the Company’s Proxy Statement for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of Blucora not fewer than 90 days nor more than 120 days before the anniversary of the previous year’s annual meeting, which notice must contain the information specified in the Bylaws concerning the nominees or other business proposed by the stockholder and concerning the stockholder proposing such nominations or other business. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Blucora’s principal executive offices at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, Attention: Corporate Secretary.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2015, is being furnished together with this Proxy Statement. The Annual Report to Stockholders is also available on the corporate website at www.blucora.com. Upon written request by any stockholder to Mark A. Finkelstein, the Corporate Secretary of Blucora, at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, NE

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investor Center – Financial Information – SEC Filings.”

By Order of the Board of Directors,

Mark A. Finkelstein

Chief Legal & Administrative Officer and Secretary

Bellevue, Washington

April 25, 2016

Appendix A

BLUCORA, INC.

2015 INCENTIVE PLAN AS AMENDED AND RESTATED

SECTION 1. PURPOSE

The purpose of the Blucora, Inc. 2015 Incentive Plan as Amended and Restated is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts with the long-term interests of the Company’s stockholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee. The Board will cause the Compensation Committee to be composed of two or more directors and to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. For purposes of Awards granted pursuant to Section 16 of the Plan, to the extent required by Code Section 162(m), Compensation Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code, or any successor provision thereto. For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Compensation Committee means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission. Awards to Nonemployee Directors shall be made by the Board upon recommendation of the Compensation Committee.

(b) Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards granted to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any Participants who are subject to Section 16 of the Exchange Act or to grant Awards pursuant to Section 16 of the Plan.

(c) All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority has been delegated to administer the Plan.

3.2 Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) subject to Section 4.5, determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) subject to Section 4.5, amend, modify, suspend, discontinue or terminate the Plan, waive any restrictions or conditions applicable to any Award or amend or modify the terms and conditions of any outstanding Award; (vii) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration and operation of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) In no event, however, shall the Committee have the right, without stockholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15.1; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; (iii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s General Counsel or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) 10,383,767 shares; plus

(b) (i) up to 4,766,250 authorized shares subject to outstanding awards under the Company’s Restated 1996 Flexible Stock Incentive Plan (the “Prior Plan”) as of April 4, 2016 that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares), which shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plan effective on the date upon which they cease to be so subject to such awards and shall instead be set aside and reserved for issuance pursuant to the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2 Share Usage

(a) If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to the Company, the shares subject to such Awards and the forfeited shares shall again be available for issuance under the Plan. The following shares shall not again become available for issuance under the Plan: (i) shares of Common Stock tendered by a Participant or retained by the Company as full or partial payment to the Company upon exercise of an Option, (ii) shares of Common Stock reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and (iii) shares of Common Stock withheld by, or otherwise tendered to, the Company to satisfy a Participant’s tax withholding obligations in connection with an Award. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding the other provisions in this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall be 5,000,000 shares, subject to adjustment as provided in Section 15.1.

4.3 Fungible Share Provision

The aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by 2.0 shares for each share delivered in settlement of Awards other than Options or SARs and one share for each share delivered in settlement of Options or SARs. Any shares of Common Stock that again become available for issuance under the Plan pursuant to Section 4.2(a) shall be added back to the Plan as 2.0 shares if such shares were subject to Awards other than Options or SARs and one share if such shares were subject to Options or SARs.

4.4 Limitation on Nonemployee Director Awards

No Nonemployee Director may be granted any Award or Awards denominated in shares that exceed in the aggregate $700,000 in value (such value computed as of the date of grant in accordance with applicable financial accounting rules) in any calendar year period, plus an additional $700,000 in value for one-time awards to a newly appointed or elected Nonemployee Director. The foregoing limit shall not apply to any Award made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers.

4.5 Vesting/Acceleration Restriction

Awards shall not provide for any vesting prior to at least twelve (12) months from grant. In addition, the Committee will not permit the discretionary acceleration of vesting of Awards. Notwithstanding the foregoing, the Committee may permit (i) acceleration of vesting of Awards in the event of the Participant’s death or Disability, or Change in Control and (ii) the vesting of Awards on any basis prior to twelve (12) months from grant or any acceleration of vesting of Awards representing up to an aggregate of five percent (5%) of the shares reserved and available for grant under the Plan.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Dividends and Distributions

Participants may, if the Committee so determines other than with respect to Options or Stock Appreciation Rights, be credited with dividends or dividend equivalents for dividends paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion; provided, however, that with respect to Awards that are subject to achievement of performance goals, any such credited dividends or dividend equivalents may only be paid with respect to the portion of such Awards that is actually earned. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and such exercise price shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be seven years from the Grant Date.

7.4 Exercise of Options

Subject to Section 4.5, the Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery, as directed by the Company, to the Company or a brokerage firm designated or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6 Effect of Termination of Service

(a) The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

(b) If the exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate the registration requirements under the Securities Act or similar requirements under the laws of any state or foreign jurisdiction, then the Option shall remain exercisable until the earlier of (i) the Option Expiration Date and (ii) the expiration of a period of three months (or such longer period of time as determined by the Committee in its sole discretion) after the Participant’s Termination of Service during which the exercise of the Option would not be in violation of such Securities Act or other requirements.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code). In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

SECTION 9. STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights

Subject to Section 4.5, the Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be seven years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2 Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Stock Awards, Restricted Stock and Stock Units

Subject to Section 4.5, the Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous employment or service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2 Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Committee (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

SECTION 11. PERFORMANCE AWARDS

11.1 Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and, subject to Section 4.5, the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2 Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and, subject to Section 4.5, the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives denominated in cash, shares of Common Stock or other property under the Plan, which incentives may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, subject to the terms and conditions specified by the Committee.

SECTION 13. WITHHOLDING

(a) The Company or any Related Company may require the Participant to pay to the Company or any Related Company, as applicable, the amount of (i) any taxes that the Company or any Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (ii) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

(b) The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Company, as applicable (ii) having the Company or a Related Company, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company or a Related Company, as applicable, to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1 Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, or in the event of an extraordinary cash dividend, then the Committee shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (3) the maximum numbers and kind of securities set forth in Section 4.3 and Section 16.3; and (4) the number and kind of securities that are subject to any outstanding Award and/or the per share price of such securities. The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing provisions of this Section 15.1, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change in Control or Significant Operating Unit Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2, 15.3 and 15.4, respectively.

15.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3 Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control:

(a) If the Change of Control is a Company Transaction in which Awards, other than Performance Shares, Performance Units or other performance-based Awards, could be converted, assumed, substituted for or replaced by the Successor Company, then, if and to the extent that the Successor Company converts, assumes, substitutes or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award. If and to the extent that such Awards are not converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and such Awards shall terminate at the effective time of the Change of Control.

If the Change of Control is not a Company Transaction in which Awards, other than Performance Shares, Performance Units or other performance-based Awards, could be converted, assumed, substituted for or replaced by the Successor Company, all outstanding Awards, other than Performance Shares, Performance Units or other performance-based Awards, shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and shall terminate at the effective time of the Change of Control.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Shares, Performance Units or other performance-based Awards earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Shares, Performance Units or other performance-based Awards (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable accordance with the payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change in Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4 Significant Operating Unit Transaction.

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Significant Operating Unit Transaction, the Committee shall have the discretion to determine the effect upon an Award held by a Participant who is employed by, or providing services to, the Significant Operating Unit that is the subject of the Significant Operating Unit Transaction, including but not limited to:

(a) arranging for the conversion, assumption, substitution for or replacement of an Award by the Successor Company;

(b) providing for the acceleration or extension of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that an Award of a Participant who has a Termination of Service as a result of the Significant Operating Unit Transaction may continue to vest, become vested and exercisable, paid or distributed in part or in full, and in connection therewith the Committee may (i) provide for an extended period to exercise an Option or Stock Appreciation Right (not to exceed the original term of the Option or Stock Appreciation Right) and (ii) determine the level of attainment of any applicable performance goals; and

(c) provide that an Award shall terminate upon or immediately prior to the Significant Operating Unit Transaction and that such Participant shall receive, in exchange therefor, a cash payment of substantial equivalent value as shall be determined by the Committee in its sole discretion, whose determination shall be conclusive and binding.

(d) For the avoidance of doubt, nothing in this Section 15.4 requires all outstanding Awards to be treated similarly.

15.5 Further Adjustment of Awards

Subject to Sections 4.5, 15.2, 15.3 and 15.4, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.6 No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.7 No Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.8 Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1 Performance Criteria

If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity;

debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s periodic reports, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) impairments. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2 Adjustment of Awards

Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3 Limitations

Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards, other than Performance Units or other Awards denominated in cash or other property subject to this Section 16 in any calendar year period with respect to more than 1,500,000 shares of Common Stock for such Awards, except that the Company may make additional one-time grants of such Awards for up to 1,500,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other Awards denominated in cash or other property, subject to this Section 16 granted to any Covered Employee in any one calendar year is $3,000,000.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1 Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

17.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

SECTION 18. GENERAL

18.1 No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2 Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the

Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(d) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3 Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4 No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or Restricted Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5 Section 409A

(a) General.    This Plan and Awards granted under this Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation section 1.409A-1(b)(4), the exclusion applicable to stock options and certain other equity-based compensation under Treasury Regulation section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to this Plan or any Award granted under this Plan, it is intended that this Plan and any Awards granted under this Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Plan or any Award granted under this Plan to the contrary, this Plan and any Award granted under this Plan shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Separation from Service; Six Month Delay.    Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan or any Award granted under this Plan to the contrary, with respect to any payments and benefits under this Plan or any Award granted under this Plan to which Section 409A applies, all references in this Plan or any Award granted under this Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Plan or any Award granted under this Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death.

(c) Unilateral Amendment.    Notwithstanding any other provision of this Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Plan and any Award granted under this Plan so that the Award qualifies for exemption from or complies with Section 409A; provided that the Committee makes no undertaking to preclude Section 409A from applying to Awards granted under this Plan.

(d) No Guarantee of Tax Treatment.    Notwithstanding any provision of this Plan to the contrary, the Company does not guarantee to any Participant or any other person(s) with an interest in an Award that (i) any Award intended to be exempt from Section 409A shall be so exempt, (ii) any Award intended to comply with Section 409A shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

18.6 Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10 Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Delaware.

18.11 Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.12 Recoupment

Awards shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery or clawback policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Grantee.

SECTION 19. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is approved by the stockholders of the Company. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

APPENDIX A TO BLUCORA, INC. 2015 INCENTIVE PLAN

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s General Counsel or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the number of then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock par value $0.0001 per share, of the Company.

“Company” means Blucora, Inc., a Delaware corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets,

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability ,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s Chief Counsel or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 20.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control.”

“Nonemployee Director” means any member of the Board who is not an employee of the Company.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change in Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change in Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the Blucora, Inc. 2015 Incentive Plan as Amended and Restated.

“Prior Plan” has the meaning set forth in Section 4.1(b).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Restricted Stock Unit” means a Stock Unit subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s General Counsel or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Section 409A” means Section 409A of the Code.

“Significant Operating Unit” means a Related Company that is designated by the Committee or the Successor Company from time to time as a Significant Operating Unit for purposes of the Plan.

“Significant Operating Unit Transaction” means a merger or consolidation of a Significant Operating Unit with or into any other company, entity or person or a sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Operating Unit’s assets (a “Transaction”), other than a Transaction with a subsidiary or another corporation or other entity that is controlled by the Company.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction or the company or other entity which as a result of a Significant Operating Unit Transaction owns the Significant Operating Unit or all or substantially all of the Significant Operating Unit’s shares or assets either directly or through one or more subsidiaries.

“Termination of Service,” unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s General Counsel or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

Appendix B

BLUCORA, INC.

2016 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE

The purposes of the Blucora, Inc. 2016 Employee Stock Purchase Plan (the “Plan”) are (a) to assist employees of Blucora, Inc., a Delaware corporation (the “Company”), and its designated subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and (b) to encourage employees to remain in the employ of the Company and its designated subsidiary corporations.

SECTION 2. DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s Compensation Committee.

“Company” means Blucora, Inc., a Delaware corporation.

“Designated Subsidiary” has the meaning set forth under the definition of “Eligible Employee” in this Section 2.

“Eligible Compensation” means all regular cash compensation, including overtime, cash bonuses and commissions. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

“Eligible Employee” means any employee of the Company or any domestic Subsidiary Corporation or any other Subsidiary Corporation designated by the Board or the Committee (a “Designated Subsidiary”) who is in the employ of the Company (or any Designated Subsidiary) on one or more Offering Dates and who meets the following criteria:

(a) the employee does not, immediately after the Option is granted, own stock (as defined by the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent Corporation or Subsidiary Corporation of the Company, taking into account any attribution of stock ownership to such employee under Code Section 424(d); and

(b) the employee’s customary employment is for more than 20 hours per week; provided, however, that the Plan Administrator, in its discretion, may determine from time to time, prior to an Offering Date for all Options to be granted on such Offering Date in an Offering (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulations Section 1.423-2), that this minimum requirement may be decreased or that the definition of Eligible Employee shall be subject to additional eligibility requirements, consistent with Code Section 423.

If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this definition shall also be considered Eligible Employees. For purposes of the Plan, if the Company, a Parent Corporation or a Subsidiary Corporation owns an entity that is a disregarded entity pursuant to Treasury Regulations Section 301.7701-3 (including if such ownership is through other disregarded entities), employees of such disregarded entity shall be treated as employees of the Company, such Parent Corporation or such Subsidiary Corporation, as the case may be.

“Enrollment Period” has the meaning set forth in Section 7.1.

“ESPP Broker” has the meaning set forth in Section 10.1

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Offering” has the meaning set forth in Section 5.1.

“Offering Date” means the first day of an Offering.

“Offering Period” has the meaning set forth in Section 5.1.

“Option” means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

“Parent Corporation” means any corporation (including any entity treated as a corporation pursuant to Treasury Regulations Section 301.7701-3), other than the Company, in an unbroken chain of corporations ending with the Company, if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 7.1 and who has not withdrawn from the Plan or whose participation in the Plan is not terminated.

“Plan” means the Blucora, Inc. 2016 Employee Stock Purchase Plan.

“Plan Administrator” has the meaning set forth in Section 3.1.

“Purchase Date” means the last day of each Purchase Period.

“Purchase Period” has the meaning set forth in Section 5.2.

“Purchase Price” has the meaning set forth in Section 6.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” means the common stock of the Company.

“Subscription” has the meaning set forth in Section 7.1.

“Subsidiary Corporation” means any corporation (including any entity treated as a corporation pursuant to Treasury Regulations Section 301.7701-3), other than the Company, in an unbroken chain of corporations beginning with the Company, if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Treasury Regulations” means the regulations promulgated under the Code.

SECTION 3. ADMINISTRATION

3.1 Plan Administrator

The Plan shall be administered by the Board, the Committee or any Company group or executive officer of the Company designated by the Board or the Committee as responsible for administering all or a portion of the Plan, except for those items expressly reserved to the Board or the Committee under the Plan. All references in the Plan to the “Plan Administrator” shall be, as applicable, to the Board, the Committee, or any Company group or executive officer designated as responsible for administering all or a portion of the Plan. Any decisions made by the Plan Administrator shall be applicable equally to all Eligible Employees.

3.2 Administration and Interpretation by the Plan Administrator

Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless revised by the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company’s other officers or employees as the Plan Administrator so determines.

SECTION 4. STOCK SUBJECT TO PLAN

Subject to adjustment from time to time as provided in Section 20, a maximum of 1,000,000 shares of Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

SECTION 5. OFFERING DATES

5.1 Offering Periods

(a) Except as otherwise set forth below, the Plan shall be implemented by a series of Offerings (each, an “Offering”). An “Offering Period” is the period for an Offering commencing and ending on the dates designated as set forth in this Section 5.1.

(b) The first Offering Period shall begin on August 1, 2016 and shall end on January 31, 2017. Subsequent Offering Periods shall run from February 1 through July 31 and August 1 through January 31 of each year.

(c) Notwithstanding the foregoing, the Board or the Committee may establish (i) a different term for one or more Offerings and (ii) different commencing and ending dates for such Offerings; provided, however, that an Offering Period may not exceed 27 months. The Offering Period may but need not be the same as the Purchase Period, as determined by the Plan Administrator.

(d) In the event that the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering Period. Eligible Employees may not participate in more than one Offering at a time.

5.2 Purchase Periods

Each Offering Period shall consist of one or more consecutive purchase periods (each, a “Purchase Period”). The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. Except as otherwise set forth below, each Purchase Period shall commence on February 1 and August 1 of each year and end on the next July 31 and January 31, respectively, occurring thereafter. Notwithstanding the foregoing, the Board may establish (a) a different term for one or more Purchase Periods and (b) different commencing and ending dates for any such Purchase Period; provided, however, that a Purchase Date shall in no event occur later than 27 months after the applicable Offering Date. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

5.3 Conditions on the Issuance of Shares

Notwithstanding any other provision of the Plan to the contrary, the Company shall have no obligation to issue or deliver any shares of Stock with respect to an Option granted pursuant to the Plan unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law (including, without limitation, the requirements of the Securities Act, the Exchange Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange upon which the Stock may then be listed.

SECTION 6. PURCHASE PRICE

The purchase price (the “Purchase Price”) at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. For purposes of the Plan, the “fair market value” of the Stock on a given date shall be the closing price for the Stock on any given date during regular session trading as reported for such day by the NASDAQ Global Select Market, the New York Stock Exchange or other trading market on which the Company’s Stock may then be traded (the “Exchange”). If no sales of the Stock were made on the Exchange on such day, “fair market value” shall mean the closing price for the Stock as reported for the next preceding day on which sales of the Stock were made on the Exchange. If the Stock is not listed on an Exchange, the Board shall designate an alternative method of determining the fair market value of the Stock.

SECTION 7. PARTICIPATION IN THE PLAN

7.1 Initial Participation

An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the “Enrollment Period”) a subscription (the “Subscription”):

(a) indicating the Eligible Employee’s election to participate in the Plan;

(b) authorizing payroll deductions and stating the amount to be deducted regularly from the Participant’s pay; and

(c) authorizing the purchase of Stock for the Participant in each Purchase Period.

An Eligible Employee who does not deliver a Subscription as provided above during the Enrollment Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless such

Eligible Employee subsequently enrolls in the Plan by filing a Subscription with the Company during the Enrollment Period for such subsequent Offering Period. The Company may, from time to time, change the Enrollment Period for any future Offering as deemed advisable by the Plan Administrator, in its sole discretion, for the proper administration of the Plan.

7.2 Continued Participation

A Participant shall automatically participate in the next Offering Period until such time as such Participant withdraws from the Plan pursuant to Section 11.1 or 11.2 or terminates employment as provided in Section 12.

SECTION 8. LIMITATIONS ON RIGHT TO PURCHASE SHARES

8.1 Number of Shares Purchased

(a) On each Offering Date, a Participant shall be deemed to have been granted an Option to purchase a maximum number of shares of the Stock of the Company equal to an amount determined as follows: an amount equal to $25,000 divided by the fair market value of the Stock of the Company on the applicable Offering Date; provided, however, no Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, a Parent Corporation or a Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 8.1). The Company shall have the authority to take all necessary action, including but not limited to suspending the payroll deductions of any Participant, in order to ensure compliance with this Section 8.1.

(b) Notwithstanding any other provision of the Plan to the contrary, the Board or the Committee, in its discretion, may establish from time to time, prior to an Offering Date for a future Offering, a maximum aggregate number of shares of Stock that may be purchased under the Plan by all Participants with respect to any Offering Period, such limit subject to adjustment from time to time as provided in Section 20; provided, however, that the Board or the Committee, in its discretion, may determine from time to time, prior to an Offering Date for a future Offering, that any such limit shall be increased, decreased or eliminated.

8.2 Pro Rata Allocation

In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may not be issued under the Plan unless the Plan Administrator determines otherwise for future Offering Periods.

SECTION 9. PAYMENT OF PURCHASE PRICE

9.1 General Rules

Subject to Section 9.12, Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant’s Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant’s Eligible Compensation during each pay period shall be determined by the Participant’s Subscription.

9.2 Change Notices

During an Offering Period, a Participant may elect to decrease, but not increase, the amount withheld from his or her compensation by filing an amended Subscription with the Company on or before the change notice date. The change notice date shall initially be the seventh day prior to the end of the first pay period for which such election is to be effective; provided, however, that the Plan Administrator may change such change notice date from time to time. Unless otherwise determined by the Plan Administrator for a future Offering, a Participant may elect to increase or decrease the amount to be withheld from his or her compensation for future Offerings; provided, however, that notice of such election must be delivered to the Plan Administrator in such form and in accordance with such terms as the Plan Administrator may establish for an Offering.

9.3 Percent Withheld

The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least 1% but shall not exceed 15% of the Participant’s Eligible Compensation for such pay period. Amounts shall be withheld in whole percentages only.

9.4 Payroll Deductions

Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.5 Memorandum Accounts

Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant’s compensation shall be credited to such account but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

9.6 No Interest

No interest shall be paid on payroll deductions received or held by the Company.

9.7 Acquisition of Stock

On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant’s Option, the number of shares of Stock arrived at by dividing the total amount of the Participant’s accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that the number of shares of Stock purchased by the Participant shall not exceed the number of whole shares of Stock so determined, unless the Plan Administrator has determined for any future Offering that fractional shares may be issued under the Plan; and provided, further, that the number of shares of Stock purchased by the Participant shall not exceed the number of shares for which Options have been granted to the Participant pursuant to Section 8.

9.8 Refund of Excess Amounts

Any cash balance remaining in the Participant’s account at the termination of each Purchase Period shall be refunded to the Participant as soon as practical after the Purchase Date without the payment of any interest; provided, however, that if the Participant participates in the next Purchase Period, any cash balance remaining in the Participant’s account shall be applied to the purchase of Stock in the new Purchase Period, provided such purchase complies with Section 8.1.

9.9 Withholding Obligations

At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

9.10 Termination of Participation

No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in the Offering or the Plan has terminated on or before such Purchase Date.

9.11 Procedural Matters

The Company may, from time to time, establish (a) limitations on the frequency and/or number of any permitted changes in the amount withheld during an Offering, as set forth in Section 9.2, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Company in the Company’s sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.12 Leaves of Absences

During leaves of absence approved by the Company and meeting the requirements of the applicable Treasury Regulations promulgated under the Code, a Participant may elect to continue participation in the Plan by delivering cash payments to the Plan Administrator on the Participant’s normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence. Currently, the Treasury Regulations provide that a Participant may continue participation in the Plan only during the first 90 days of a leave of absence unless the Participant’s reemployment rights are guaranteed by statute or contract.

SECTION 10. STOCK PURCHASED UNDER THE PLAN

10.1 ESPP Broker

If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the “ESPP Broker”) to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant’s name with the ESPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time, but in the absence of such a disposition, the shares of Stock must remain in the Participant’s account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Stock for which the Code Section 423 holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant’s choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

10.2 Notice of Disposition

By entering the Plan, each Participant agrees to promptly give the Company notice of any Stock disposed of within the later of one year from the Purchase Date and two years from the Offering Date for such Stock, showing the number of such shares disposed of and the Purchase Date and Offering Date for such Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.

SECTION 11. VOLUNTARY WITHDRAWAL

11.1 Withdrawal From an Offering

A Participant may withdraw from an Offering by signing and delivering to the Plan Administrator a written notice of withdrawal on a form provided by the Company for such purpose. Such withdrawal must be elected at least ten days prior to the end of the Purchase Period for which such withdrawal is to be effective or by any other date specified by the Plan Administrator for any future Offering. If a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in any earlier Purchase Periods. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. A Participant is prohibited from again participating in the same Offering at any time upon withdrawal from such Offering. The Company may, from time to time, impose a requirement that the notice of withdrawal be on file with the Plan Administrator for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

11.2 Withdrawal From the Plan

A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Company for such purpose and delivering such notice to the Plan Administrator. Such notice must be delivered at least ten days prior to the end of the Purchase Period for which such withdrawal is to be effective or by any other date specified by the Plan Administrator for any future Offering. In the event a Participant voluntarily elects to withdraw from the Plan, the Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the definition of Eligible Employee. The Company may impose, from time to time, a requirement that the notice of withdrawal be on file with the Plan Administrator for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

11.3 Return of Payroll Deductions

Upon withdrawal from an Offering pursuant to Section 11.1 or from the Plan pursuant to Section 11.2, the withdrawing Participant’s accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant’s interest in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

SECTION 12. TERMINATION OF EMPLOYMENT

Termination of a Participant’s employment with the Company for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant’s participation in the Plan. The payroll deductions credited to the Participant’s account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant’s death, to the Participant’s legal representative or designated beneficiary as provided in Section 13.2, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12.

SECTION 13. RESTRICTIONS UPON ASSIGNMENT

13.1 Transferability

An Option granted under the Plan shall not be transferable other than by will, by the applicable laws of descent and distribution or as provided in Section 13.2, and such Option shall be exercisable during the Participant’s lifetime only by the Participant. The Company will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will, by the applicable laws of descent and distribution or as provided in Section 13.2, of the Participant’s interest in the Plan, of his or her Option or of any rights under his or her Option.

13.2 Beneficiary Designation

The Plan Administrator may permit a Participant to designate a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event the Participant dies after the Purchase Date for an Offering but prior to delivery to such Participant of such shares and cash. In addition, the Plan

Administrator may permit a Participant to designate a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event that the Participant dies before the Purchase Date for an Offering. Such designation may be changed by the Participant at any time by written notice to the Plan Administrator.

SECTION 14. NO RIGHTS OF STOCKHOLDER UNTIL SHARES ISSUED

With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and he or she shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, a certificate, or its equivalent, for shares have been issued to the Participant following exercise of the Participant’s Option.

SECTION 15. LIMITATIONS ON SALE OF STOCK PURCHASED UNDER THE PLAN

The Plan is intended to provide Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Participant in the conduct of his or her own affairs. A Participant, therefore, may sell Stock purchased under the Plan at any time he or she chooses, subject to compliance with any applicable federal and state securities laws and the Company’s insider trading policy. A Participant assumes the risk of any market fluctuations in the price of the Stock.

SECTION 16. AMENDMENT OR DISCONTINUANCE OF THE PLAN

The Board or the Committee shall have the right at any time and without notice to amend, modify, suspend or terminate the Plan; provided, however, that, no employee’s existing rights under any Offering already made under Section 5 may be adversely affected thereby; and provided, further, that to the extent required for compliance with Code Section 423 or any applicable law or regulation, stockholder approval will be required for any amendment of the Plan that will (a) increase the total number of shares as to which Options may be granted under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require stockholder approval under any applicable law or regulation. During any period of suspension or upon termination of the Plan, no Options shall be granted.

SECTION 17. TERMINATION OF THE PLAN

The Plan shall terminate at the earliest of the following:

(a) May 25, 2026; or

(b) The date the Board or the Committee acts to terminate the Plan in accordance with Section 16.

SECTION 18. NO RIGHTS AS AN EMPLOYEE

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent Corporation or Subsidiary Corporation or to affect the right of the Company or a Parent Corporation or Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

SECTION 19. EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent Corporation or Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company, a Parent Corporation or a Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company, a Parent Corporation or a Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 20. ADJUSTMENTS

20.1 Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or of any other corporation, or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then (subject to any required action by the Company’s stockholders), the Board or the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in (i) the maximum number and kind of shares of Stock subject to the Plan as set forth in Section 4, (ii) the aggregate maximum number and kind of shares of Stock that may be issued with respect to any Offering Period, and (iii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities. The determination by the Board or the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

20.2 Merger, Acquisition or Liquidation of the Company

In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company’s assets, or the liquidation or dissolution of the Company, the Purchase Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Board or the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Code Section 424(a).

20.3 Limitations

The grant of Options will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 21. REGISTRATION; CERTIFICATES FOR SHARES

The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

SECTION 22. EQUAL RIGHTS AND PRIVILEGES

All Eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Code Section 423 or any successor provision of the Code and the related regulations. Notwithstanding the express terms of the Plan, any provision of the Plan that is intended to comply with Code Section 423 that is inconsistent with Code Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Committee be reformed to comply with the requirements of Code Section 423. This Section 22 shall take precedence over all other provisions in the Plan.

SECTION 23. NON-U.S. JURISDICTIONS

Without amending the Plan, and to the extent permitted by Code Section 423 without impacting the qualification of the Plan or any Options thereunder, the Committee may establish procedures to grant options or otherwise provide benefits to eligible employees of affiliates of the Company with non-U.S. employees (other than Designated Subsidiaries) on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and the Committee shall have the authority to adopt such modifications, procedures, separate offerings, subplans and the like as may be necessary or desirable (a) to comply with provisions of the laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner in other countries or jurisdictions in which the Company or any of its affiliates may operate or have employees, (b) to ensure the viability of the benefits from the Plan to employees employed in such countries or jurisdictions, and (c) to meet the objectives of the Plan. Notwithstanding anything to the contrary herein, any such actions taken by the Committee with respect to eligible employees of any participating affiliate may be treated as a separate offering under Code Section 423 or a subplan outside of an “employee stock purchase plan” under Code Section 423 and not subject to the requirements of Code Section 423 set forth in the Code and the Plan.

SECTION 24. CODE SECTION 409A

The Plan is intended to be exempt from the application of Code Section 409A, and any ambiguities herein will be interpreted to maintain such exemption. In furtherance of the foregoing and notwithstanding any other provision in the Plan to the contrary, if the Committee determines that an Option granted under the Plan may be subject to Code Section 409A or that any provision of the Plan would cause an Option under the Plan to be subject to Code Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding Option granted under the Plan, or take such other action that the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Option or future Option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the Option to purchase Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that any Option to purchase Stock under the Plan is exempt from or compliant with Code Section 409A.

SECTION 25. CHOICE OF LAW AND VENUE

The Plan, all Options granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Delaware.

SECTION 26. EFFECTIVE DATE

The Plan’s effective date is the date on which it is approved by the Company’s stockholders.

BLUCORA INC 10900 NE 8th ST. SUITE 800 BELLEVUE, WA 98004

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors

Nominees

01	David H.S. Chung 02 Steven W. Hooper 03 Christopher W. Walters

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.								For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2016.							☐	☐	☐

3.	Proposal to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Proxy Statement.							☐	☐	☐

4.	Proposal to approve the Blucora, Inc. 2015 Incentive Plan as amended and restated to increase the number of shares of Blucora, Inc. common stock issuable under that Plan by 3,400,000 shares.							☐	☐	☐

5.	Proposal to approve the Blucora, Inc. 2016 Employee Stock Purchase Plan.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

BLUCORA INC

Annual Meeting of Stockholders

May 24, 2016 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 25, 2016, and hereby appoints Eric Emans and Mark Finkelstein, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Blucora, Inc. to be held on May 24, 2016 at 2:00 p.m., local time, in the large conference room on the 2nd floor of the Plaza Center Building, located at 10900 NE 8th Street, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “for” the persons and proposals in Proposals One, Two, Three, Four, and Five. If any other matters properly came before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.

Continued and to be signed on reverse side